                                  $90,000,000             SUBJECT TO COMPLETION,

                                                      DATED AUGUST 19, 1997

                                  [LOGO OF SSA]

                   % Convertible Subordinated Notes due 2002

                                  -----------

  The Notes to be issued by System Software Associates, Inc. ("SSA" or the "Company") will be convertible at any time, unless previously redeemed, into Common Stock, $.0033 par value per share (the "Common Stock"), of the Company
at a conversion price of $        per share, subject to adjustment under
certain conditions. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SSAX." On August 18, 1997, the last sale price of the Common Stock as reported on the Nasdaq National Market was $13.00 per share. Interest on the Notes will be payable semiannually on February 15 and August 15 of each year, commencing February 15, 1998. The Company has applied to list the Notes on the Nasdaq SmallCap Market under the symbol "SSAXG." The Notes will be represented by a Global Security registered in the name of a nominee of The Depository Trust Company, as Depository, and will be available for purchase in denominations of $1,000 and any integral multiple thereof.

  The Notes will not be redeemable at the option of the Company prior to August 15, 2000. Thereafter, the Notes will be redeemable at the option of the Company, in whole or in part, at any time and from time to time, at the redemption prices set forth herein, plus accrued interest. Upon a Change in Control, as defined herein, holders of Notes will have the right, subject to certain conditions and restrictions, to require the Company to purchase all or part of their Notes at the principal amount thereof plus accrued and unpaid interest. See "Description of Notes."

  The Notes will be unsecured and subordinate in right of payment to all existing and future Senior Indebtedness, as defined herein, of the Company and are effectively subordinate to all obligations of the subsidiaries of the Company. The Indenture relating to the Notes will not restrict the incurrence of Senior Indebtedness or other indebtedness of the Company or its subsidiaries. See "Description of Notes--Subordination of Notes." As of July 31, 1997, the Company had approximately $86.0 million of Senior Indebtedness, of which up to $83.8 million is expected to be repaid from the net proceeds to the Company from the sale of the Notes and from a $48.4 million private placement of junior subordinated promissory notes and warrants by the Company expected to close simultaneously with the closing of the offering of the Notes. See "Description of the Private Offering."

                                  -----------

            THE NOTES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.

                  SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   --------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               UNDERWRITING
                             PRICE TO          DISCOUNTS AND        PROCEEDS TO
                             PUBLIC(1)        COMMISSIONS(2)        COMPANY(3)
-------------------------------------------------------------------------------
Per Note..............         $                   $                   $
-------------------------------------------------------------------------------
Total(4)..............      $90,000,000         $                   $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from the date of initial issuance.
(2) See "Underwriting" for information relating to indemnification of the Underwriters.
(3) Before deducting expenses payable by the Company estimated at $500,000.
(4) The Company has granted the Underwriters a 30-day option to purchase up to an additional $13,500,000 principal amount of Notes on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."

                                   --------

  The Notes are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the Notes will be made at the offices of Alex. Brown & Sons
Incorporated, Baltimore, Maryland on or about August   , 1997.

                               Alex. Brown & Sons

                                 INCORPORATED

                 THE DATE OF THIS PROSPECTUS IS AUGUST   , 1997
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). The Common Stock is listed on the Nasdaq National Market. For further information with respect to the Company, reference is hereby made to such reports and other information which can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006 or obtained by calling the Nasdaq Public Reference Room Disclosure Group at (800) 638-8241. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and on the Commission's Web site at http://www.sec.gov.

  This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Notes offered hereby. In accordance with the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and related exhibits and the documents incorporated herein by reference for further information with respect to the Company and the Notes. Statements contained herein or incorporated herein by reference concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov.

  This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors." Prospective investors should consider carefully these factors in addition to the other information set forth in this Prospectus.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OR THE COMMON STOCK ISSUABLE UPON THE CONVERSION OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING THE MARKET PRICE OF THE NOTES OR THE COMMON STOCK, OR BOTH, THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

  This Prospectus includes product names, trade names and trademarks of System Software Associates, Inc. and its subsidiaries and other companies. BPCS(R), BPCS Client/Server(TM), DOCA(TM) and AgileLink 2000(TM) are trademarks of the Company.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriter's over-allotment option and all references to years or periods therein are references to the Company's fiscal years ending October 31 or the applicable periods therein.

                                  THE COMPANY

  System Software Associates, Inc. ("SSA" or the "Company") is a leading provider of cost-effective business enterprise information systems to the industrial sector worldwide. The Company's BPCS (Business Planning and Control System) Client/Server product line provides business process re-engineering and integration of an enterprise's operations, including multi-mode manufacturing processes, supply chain management and global financial solutions. The BPCS Client/Server product line delivers scalability, interoperability and reconfigurability in a comprehensive product suite to meet changing market demands. The distributed object computing architecture ("DOCA") of BPCS Client/Server provides the benefits of next generation technology in conformity with industry standards. The Company markets, sells and services its products to large- and intermediate-sized industrial sector firms primarily through its own world-wide sales organization and, to a much lesser extent, through a network of over 100 independent software companies ("Affiliates"). The Company has strategic relationships with major computer hardware manufacturers, such as IBM, Hewlett Packard and Digital Equipment; supply chain management software companies, such as i2 and Manugistics; and major systems integrators, such as CAP Gemini and the Big Six consulting firms.

  The Company's BPCS product line was initially developed for the IBM AS/400, and until 1995, most of the Company's revenues were derived from BPCS product licenses and related services sold for use on the AS/400 platform and, to a lesser extent, earlier IBM midrange computers. In 1993, the Company commenced a major development initiative to create a version of its BPCS product line for the UNIX operating system in an effort to address the non-AS/400 market. In late 1994, the Company began a major effort to re-architect its product line for the client/server, object-based environment. These efforts resulted in the initial release of Version 6.0 in April 1996 and the general release of Version
6.0 in September 1996. The Company has continued to release upgrades of Version
6.0 which have significantly improved the performance and scalability of the product while continuing to enhance functionality. The Company believes that the most recent release of Version 6.0 offers high levels of functionality and performance and that the flexibility of its DOCA architecture represents a significant advantage when compared to other enterprise software applications. BPCS Client/Server now operates across a broad array of platforms, including Hewlett-Packard HP 9000, IBM AS/400, IBM RISC System/6000 and DEC Alpha servers. The Company's UNIX version of the BPCS Client/Server product line software operates on both Informix and Oracle databases. The BPCS product line has been installed at over 8,500 clients and over 25,000 sites in over 70 countries. The Company believes that it is the leading vendor of enterprise resource planning (ERP) software for customers on the AS/400 platform. The target marketplace for the BPCS Client/Server product line is large- and medium-sized industrial sector firms.

                              THE RECAPITALIZATION

  Simultaneously with the issuance of the Notes offered hereby, the Company intends to issue and sell $48.4 million in principal amount of junior subordinated promissory notes (the "Junior Notes"), together with associated stock purchase warrants (the "Warrants"), in a private placement (the "Private Offering") to a group of institutional investors including Bain Capital and JMI Equity Fund III, L.P. (collectively, the "Private Investors"). The closing of the offering of the Notes is conditioned on the completion of the Private Offering, the closing of which is subject to a number of conditions, including, satisfactory completion of due diligence, the negotiation of definitive agreements, the completion of the offering of the Notes offered hereby, the entry into a new credit facility for up to approximately $30.0 million (the

"New Credit Facility"), the entry of a new employment agreement with Roger E. Covey, Chairman and Chief Executive Officer of the Company, on terms mutually acceptable to the Private Investors, the Company and Mr. Covey and other customary closing conditions. The issuance and sale of the Junior Notes and the Warrants, together with the issuance and sale of the Notes offered hereby, are referred to collectively herein as the "Recapitalization." The aggregate net proceeds to the Company from the Recapitalization are expected to be approximately $131.7 million ($144.7 million if the Underwriters' over-allotment option is exercised in full). The Recapitalization is designed to increase the Company's liquidity to enable it to further the development, marketing and sale of its recently released Version 6.0 BPCS Client/Server product line. In connection with the Private Offering, the Company's Board of Directors will be expanded from four to seven members, with two of the new directors to be selected by the Private Investors in their sole discretion, and a third new, independent director to be mutually selected by the Private Investors and the current Board members. In addition, the Company has agreed to recruit and hire a new Chief Operating Officer/President.

                            RECENT DEVELOPMENTS

  On August 19, 1997, the Company issued a press release announcing its revenues, operating income and net income for the period ended July 31, 1997. For the three months ended July 31, 1997, the Company reported that total revenues increased 58.6% to $114.7 million, over total revenues of $72.3 million recorded during the three months ended July 31, 1996. Operating income increased to $9.8 million in the third quarter of 1997, as compared to the operating loss of $(34.1) million in the third quarter of 1996. Net income for the three months ended July 31, 1997 was $3.3 million, an improvement of $23.6 million over the net loss of $(20.3) million during the same period in 1996.

  For the nine months ended July 31, 1997, the Company reported that total revenues increased 31.8% to $305.0 million, from $231.4 million in the corresponding period in 1996. Operating income improved by $53.2 million to $9.1 million for the first nine months of 1997, from an operating loss of $(44.1) million for the same period in 1996. Net loss for the nine months ended July 31, 1997 was $(1.6) million, an improvement of $25.5 million over the net loss of $(27.1) million during the same period in 1996.

                                  THE OFFERING

Securities Offered..............  $90,000,000 aggregate principal amount of
                                     % Convertible Subordinated Notes due 2002
                                  (the "Notes") ($103,500,000 principal amount if the over-allotment option is exercised in full).

Interest Payment Dates..........  February 15 and August 15 of each year, beginning February 15, 1998.

Maturity Date...................
                                  August 15, 2002.

Conversion......................  Convertible at the option of the holder of each Note, in whole or in part, into shares of Common Stock, $0.0033 par value per share, of the Company (the "Common Stock") at any time, unless previously redeemed or repurchased, at a conversion price of $ per share, subject to adjustment in certain events. See "Description of Notes--Conversion of Notes."

Optional Redemption.............
                                  The Notes are not redeemable at the option of the Company prior to August 15, 2000. Thereafter, the Notes are redeemable at the option of the Company, in whole or in part at any time, at the prices specified herein, together with accrued and unpaid interest. See "Description of Notes--Redemption of Notes at the Option of the Company."

Repurchase at Option of Holders
 Upon a Change in Control ......
                                  In the event that a Change in Control (as defined herein) occurs, each holder of a Note may require the Company to repurchase all or a portion of such holder's Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date. See "Description of Notes-- Redemption of Notes at the Option of Holders Upon a Change in Control."

Subordination...................  The Notes are subordinate to all existing and future Senior Indebtedness (as defined
                                  herein) of the Company and effectively
                                  subordinated to all liabilities of the
                                  Company's subsidiaries. See "Description of
                                  Notes--Subordination of Notes." As of July
                                  31, 1997, approximately $86.0 million of Senior Indebtedness was outstanding. Following the Recapitalization and the application of the net proceeds therefrom, it is expected that approximately $2.1 million of Senior Indebtedness will be outstanding (assuming the repayment or conversion of the Existing Subordinated Debt (as defined herein)). In addition, the Company will be permitted to incur up to approximately $30.0 million in additional indebtedness under the New Credit Facility, which will constitute Senior Indebtedness. See "Use of Proceeds" and "Capitalization." The Indenture (as defined herein) will not restrict the incurrence of additional Senior Indebtedness or other indebtedness by the Company or by any of its subsidiaries (with the exception of certain restrictions on the terms of the Junior Notes). See "Risk Factors-- Subordination of Notes."

Use of Proceeds.................  The Company will use approximately $71.8 million of the net proceeds of the
                                  Recapitalization to repay all principal
                                  outstanding under (1) its multi-bank credit facility (the "Existing Credit Facility"), under which approximately $46.0 million in principal was outstanding as of July 31, 1997 and (2) the Company's Senior Secured Notes due November 1, 1997 (the "Senior Notes"), under which approximately $25.8 million in principal was outstanding as of July 31, 1997. In addition, as a result of the closing of the Recapitalization, the Company's $12.0 million floating rate convertible note due 2000 (the "Existing Subordinated Debt") will, at the option of the holder thereof, become
                                  (i) due and payable at any time commencing on the 90th day following the closing of the Recapitalization, or (ii) convertible at any time commencing on the 45th day following the closing of the Recapitalization into approximately 3.6 million shares of Common Stock. See "Use of Proceeds." The remaining net proceeds of the Recapitalization will be used by the Company for general corporate purposes, including, but not limited to, capital expenditures and increasing working capital.

Book Entry......................  The Notes will be represented by a Global
                                  Security registered in the name of a nominee of The Depository Trust Company, as Depository, and will be available for purchase in denominations of $1,000 and any integral multiple thereof.

Trading.........................  The Company has applied to list the Notes on the Nasdaq SmallCap Market under the symbol
                                  "SSAXG." The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SSAX."

Risk Factors....................  An investment in the Notes involves a high degree of risk. See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS)

                                                                 SIX MONTHS
                                                                 ENDED APRIL
                            FISCAL YEAR ENDED OCTOBER 31,            30,
                          ----------------------------------    ----------------
                           1992   1993   1994   1995   1996      1996      1997
                          ------ ------ ------ ------ ------    ------    ------
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 License fees...........  $178.5 $187.9 $229.7 $250.0 $226.7    $100.0    $130.2
 Client services and
  other.................    50.3   75.5   94.6  124.1  114.1      59.1      60.0
                          ------ ------ ------ ------ ------    ------    ------
  Total revenues........   228.8  263.4  324.3  374.1  340.8     159.1     190.2
Costs and expenses......   187.8  227.3  307.9  333.0  399.6     169.2     191.0
                          ------ ------ ------ ------ ------    ------    ------
Operating income (loss).    41.0   36.1   16.4   41.1  (58.8)    (10.1)     (0.8)
Income (loss) before
 income taxes and
 minority interest......    41.6   35.7   15.4   40.9  (51.4)    (10.9)     (7.8)
Net income (loss).......  $ 26.6 $ 23.4 $ 10.0 $ 26.6 $(32.8)   $ (6.9)   $ (5.0)
Earnings (loss) per
 share..................  $ 0.66 $ 0.57 $ 0.25 $ 0.63 $(0.76)   $(0.16)   $(0.12)
Weighted average common
 and equivalent shares
 outstanding............    40.5   40.7   40.5   42.2   43.0      43.1      42.6
Ratio of earnings to
 fixed charges (1)......    15.3   10.4    3.7    6.5    -- (2)    -- (2)    -- (2)
Pro forma ratio of
 earnings to fixed
 charges (3)............                                 -- (3)              -- (3)

                                                             APRIL 30, 1997
                                                         ----------------------
                                                         ACTUAL AS ADJUSTED (4)
                                                         ------ ---------------
BALANCE SHEET DATA:
 Cash and equivalents................................... $ 20.4     $ 67.8
 Working capital, excluding short-term borrowings and
  Senior Notes payable..................................   80.3      120.0
 Intangibles:
  Software costs, net...................................   93.2       93.2
  Cost in excess of net assets of acquired businesses,
   net..................................................   21.3       21.3
                                                         ------     ------
 Total intangibles......................................  114.5      114.5
 Total assets...........................................  382.4      427.6
 Short-term borrowings and Senior Notes payable.........   71.8        --
 Long-term obligations..................................   14.1      130.5
 Total stockholders' equity.............................  113.7      117.7

--------
(1) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges) by fixed charges (interest expense and the portion of rental expense which represents interest).

(2) Actual earnings (loss) available for fixed charges of ($51.4 million), ($10.9 million), and ($7.8 million) were inadequate to cover fixed charges of $12.7 million, $5.2 million and $11.5 million for the year ended October 31, 1996, and the six months ended April 30, 1996 and April 30, 1997, respectively.

(3) The pro forma ratio of earnings (loss) to fixed charges assumes the Recapitalization and use of proceeds, as described herein, occurred on November 1, 1995 for the ratio for the year ended October 31, 1996, and on November 1, 1996 for the ratio for the six months ended April 30, 1997. In addition, the ratios assume that the interest rate on the Notes is 7.5%, the net proceeds to the Company are invested in interest bearing accounts averaging 5.0% interest on an annual basis and the estimated fair value of the Warrants is $10.0 million, which value will be amortized as interest expense over the term of the Junior Notes. Pro forma earnings (loss) available for fixed charges of $(38.7) million and $3.7 million were inadequate to cover pro forma fixed charges of $19.8 million and $13.8 million for the year ended October 31, 1996 and the six months ended April 30, 1997, respectively.

(4) Adjusted to reflect the Recapitalization and the application of the estimated net proceeds therefrom (assuming that the Existing Subordinated Debt is repaid or redeemed with the net proceeds from the Recapitalization), after deducting underwriting discounts and commissions and other estimated expenses of the Recapitalization. Assumes that the estimated fair value of the Warrants is $10.0 million. Also assumes that approximately $6.0 million in deferred charges and fees related to the Existing Subordinated Debt, the Existing Credit Facility and the Senior Notes are written off upon repayment of such indebtedness in connection with the Recapitalization. In the event that the holder of the Existing Subordinated Debt elects to convert such debt into Common Stock in lieu of repayment, the Company would issue approximately 3.6 million shares of Common Stock to such holder and cash, working capital, total assets and total stockholders' equity would each be increased by $12.0 million.

                                  RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating an investment in the Notes offered by this Prospectus:

NET LOSSES; UNCERTAINTY OF FUTURE RESULTS

  Although the Company had an operating profit for the quarter ended April 30, 1997, the Company has experienced operating and net losses in 1996 and in the six months ended April 30, 1997. There can be no assurance that the Company will not continue to incur operating and net losses. The Company's future operating results will depend upon a number of business factors, including the other factors discussed in these "Risk Factors," as well as general economic conditions. Furthermore, prior to a given year or other fiscal period, the Company hires sales and product development personnel and makes other fixed cost decisions which will result in increased expenses in such year or other period, based upon anticipated revenues for such year or other period. Due to the seasonality and concentration of the Company's revenues at the end of fiscal periods (particularly the fourth quarter) and the Company's cost structure, if revenue targets are not met, any or all of the Company's business, operating results and financial condition could be materially adversely affected. See "--Variability of Quarterly Operating Results; Seasonality." In addition, in connection with the Recapitalization, the Company will be required to write off certain deferred charges and fees related to the Existing Subordinated Debt, the Existing Credit Facility and the Senior Notes, which would result in a non-cash after tax charge in the fourth quarter of 1997 of approximately $4.4 million. In the event that the Existing Subordinated Debt converts into Common Stock, rather than the repayment as assumed in the Recapitalization, the non-cash after tax charge would be $0.6 million. Further, due to the possible settlement and estimated settlement value of the Company's class action litigation and the Company's continuing review of its general reserves in the ordinary course, it is possible that the Company may increase the level of certain accounting reserves in the third and fourth quarters of 1997 and in future quarters. Such charges could materially and adversely affect the results of operations of the Company for the quarter in which they are taken.

LEVERAGE

  In connection with the Recapitalization, the Company will incur approximately $138.4 million of additional indebtedness, resulting in a ratio of the Company's total debt to equity (expressed as a percentage) of approximately 111% as of April 30, 1997, on a pro forma basis (after giving effect to the Recapitalization and the application of $83.8 of the proceeds therefrom to repay borrowings under the Company's Existing Credit Facility and Senior Notes, and assuming repayment of the Existing Subordinated Debt). Annual interest expense on this debt is estimated to be approximately $14.8 million, including an estimated annual charge of $1.7 million of non-cash interest expense over the term of the Junior Notes representing the amortization of the value assigned to the Warrants. The Company will also be permitted to incur up to approximately $30.0 million in additional indebtedness under the New Credit Facility. See "Description of the Private Offering." In addition, as of July 31, 1997, the Company has guaranteed or is directly liable for payments under capital leases payable over lease terms ranging from one to three years and aggregating approximately $2.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The degree to which the Company is leveraged could (i) adversely affect its ability to obtain additional financing, (ii) make it more vulnerable to general economic and market conditions, industry downturns and competitive pressures,
(iii) impair its ability to fund research and development and respond to technological changes, and (iv) result in the dedication of a significant amount of any cash generated from operating activities to the payment of debt service and other financing obligations, thereby reducing funds available for operations, its existing markets and future business opportunities. The Company's ability to meet its debt service and other obligations will be dependent on the Company's future performance, which will be subject to financial, business and other factors affecting operations of the Company, many of which are beyond its control.

SUBORDINATION OF NOTES

  The Notes will be unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness (as defined herein) of the Company. As a result of such subordination, in the event of the Company's liquidation or insolvency, a payment default with respect to Senior Indebtedness, a covenant default with respect to Senior Indebtedness, or upon acceleration of the Notes due to an event of default, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full. In such event, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding.

  The Notes are obligations exclusively of the Company. Since the operations of the Company are partially conducted through subsidiaries, the cash flow and the consequent ability of the Company to service debt, including the Notes, are partially dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. See "--Risks From International Operations." The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

  As of July 31, 1997, the Company had approximately $86.0 million of indebtedness and other liabilities that would have constituted Senior Indebtedness, including approximately $46.0 million of borrowings outstanding under the Existing Credit Facility, approximately $25.8 million of Senior Notes and $12.0 million under the Existing Subordinated Debt. The Company intends to use a portion of the proceeds from the Recapitalization to repay all amounts outstanding under the Senior Notes and the Existing Credit Facility. In addition, as a result of the closing of the Recapitalization, the Existing Subordinated Debt will, at the option of the holder thereof, become (i) due and payable at any time commencing on the 90th day following the closing of the Recapitalization, or (ii) convertible at any time commencing on the 45th day following the closing of the Recapitalization into approximately 3.6 million shares of Common Stock. See "Use of Proceeds." In connection with the Recapitalization, the Company will be permitted to enter into the New Credit Facility under which the Company may incur up to approximately $30.0 million in Senior Indebtedness. A substantial portion of existing Senior Indebtedness is secured by a lien on substantially all the assets of the Company and the stock of certain of its subsidiaries and the New Credit Facility may be secured to a similar extent. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries (with the exception of certain restrictions on the terms of the Junior Notes). The incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. To the extent permitted by the terms of the Warrants and the Junior Notes, the Company expects from time to time to incur additional indebtedness and other liabilities, including Senior Indebtedness, and also expects that its subsidiaries will from time to time incur additional indebtedness and other liabilities. See "Description of Notes--Subordination of Notes."

PAYMENT OF JUNIOR NOTES PRIOR TO NOTES UNDER CERTAIN CIRCUMSTANCES; TERMS FAVORABLE TO HOLDERS OF JUNIOR NOTES AND WARRANTS

  Although the Junior Notes are legally subordinate in right of payment to the Notes, the terms of the Junior Notes permit the payment of the Junior Notes prior to the Notes at the option of the Company at any time after the first anniversary of the issuance of the Junior Notes; provided that (i) such payments are made by the Company with the proceeds from the issuance of (y) debt having a lower effective interest rate than the Junior Notes and a maturity date not earlier than the maturity date of the Notes or

(z) equity capital and (ii) the average trading price of the Common Stock during the 60 trading days immediately preceding the second business day prior to the date of repurchase is at least 130% of the Conversion Price (as defined herein). Any such refinancing debt would likely constitute Senior Indebtedness under the Indenture, and therefore be senior in right of payment to the Notes.

  The Indenture contains few covenants restricting the activities of the Company. The Purchase Agreement relating to the Junior Notes and the Warrants, on the other hand, contains many covenants which restrict the actions of the Company, including, but not limited to, the ability of the Company to incur additional indebtedness (other than the Notes, the New Credit Facility and certain other exceptions), to pay dividends or make other payments with respect to the Company's capital stock, to make investments and to engage in new lines of business. See "Description of the Private Offering--Junior Notes--Junior Note Covenants." Such covenants will give the Private Investors the ability to control certain actions of the Company, as well as the ability to negotiate terms, in circumstances that may not be available to the holders of the Notes. The holders of the Junior Notes may also have significant leverage over the Company in the event of a breach, or the threat of a potential breach, by the Company of the covenants contained in the Purchase Agreement for the Junior Notes and the Warrants. Under certain circumstances, including certain events of default under the Purchase Agreement (which may not constitute an "Event of Default" under the Indenture absent acceleration of the maturity of the Junior Notes), the Private Investors will have the right to elect a majority of the members of the Board and to control the voting stock of Roger E. Covey, Chairman and Chief Executive Officer of the Company. See "--Control by Existing Stockholder; Potential Control by Private Investors."

COMPETITION

  The ERP application software market is highly competitive, rapidly changing and significantly affected by new product introductions and other market activities of industry participants. The Company's BPCS Client/Server product line is targeted at both the market for open systems, client/server ERP software solutions and the IBM AS/400 ERP market. The Company's current and prospective competitors offer a variety of products and solutions to address these markets. The Company's primary competition comes from a large number of independent software vendors and other sources including (i) companies offering products that run on AS/400 and other mid-range computers, including J.D. Edwards and JBA, and (ii) companies offering products that run on UNIX-based systems in a client/server environment such as Oracle Corporation (Oracle), Baan Company N.V. (Baan) and SAP AG (SAP). The Company also faces competition from a variety of other vendors of ERP software, including QAD. In addition, the Company faces indirect competition from suppliers of custom-developed business application software that have focused mainly on proprietary mainframe- and minicomputer-based systems with highly customized software, such as the systems consulting groups of major accounting firms and systems integrators. The Company also faces indirect competition from proprietary systems developed by the internal MIS departments of large organizations.

  Some of the Company's competitors have longer operating histories, greater financial, technical, marketing and other resources than the Company, greater name recognition, and a larger installed base of customers in the UNIX-based, client/server ERP market. Further, because the Company's product runs on relational database management systems (RDBMS) and Oracle has the largest market share for RDBMS software, Oracle may have a competitive advantage in selling its application products to its RDBMS customer base. Furthermore, as the client/server computing market develops, companies with significantly greater resources than the Company could attempt to increase their presence in the ERP market by acquiring or forming strategic alliances with competitors of the Company.

  In the market for client/server ERP systems, the Company and its customers rely on a number of systems consulting and systems integration firms for implementation and other customer support services, as well as recommendations of the Company's product during the evaluation stage of the purchase process. Many of these third parties have similar, and usually more established, relationships with the

Company's principal competitors. If the Company is unable to develop and retain effective, long-term relationships with a sufficient number of these third parties, the Company's competitive position could be materially adversely effected. See "--New Entrant into Complex Sales Environment."

  The Company believes that its future strength will depend in part on its ability to expand sales of the BPCS Client/Server product line. Many of the Company's competitors currently offer applications products for client/server systems. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, operating results or financial condition.

VARIABILITY OF QUARTERLY OPERATING RESULTS; SEASONALITY

  The Company's revenues and operating results have varied, sometimes substantially, from quarter to quarter. The Company anticipates that its revenues in general, and its license fee revenues, in particular, will continue to fluctuate and will be relatively difficult to forecast due to a number of reasons, many of which are beyond the Company's control. The factors affecting these fluctuations include (i) delays in sales due to the relatively long sales cycles for the Company's BPCS Client/Server product line; (ii) the size, timing and complexity of individual license transactions; (iii) customer order deferrals in anticipation of product enhancements or new product offerings by the Company or its competitors; (iv) market acceptance of new or enhanced versions of the Company's product and hardware platforms, operating systems and RDBMS with which the Company's products operate; (v) the timing of the introduction of new product functionality by the Company or its competitors;
(vi) customer cancellation of major planned software implementation programs;
(vii) changes in operating expenses; (viii) the publication of opinions about the Company, its products and technology by industry analysts; (ix) foreign currency exchange rate fluctuations; (x) changes in pricing policies by the Company or its competitors; (xi) delays in localizing the Company's product for new markets; and (xii) general economic factors.

  A significant portion of the Company's revenues in any quarter may be derived from a limited number of large, non-recurring license sales which may cause significant variations in quarterly license fees. The Company also believes that the purchase of its product is relatively discretionary and generally involves a significant commitment of a customer's capital resources. Therefore, a downturn in any potential customer's business could result in order cancellations which could have a significant adverse impact on the Company's revenue and quarterly results. Moreover, declines in general economic conditions could precipitate significant reductions in corporate spending for information technology, which could result in delays or cancellations of orders for the Company's product line.

  The Company has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest revenues and operating income. The Company believes that fourth quarter revenues are positively impacted by the Company's sales compensation plans. This factor, which the Company believes is common in the computer software industry, typically results in first quarter revenues in any year being lower than revenues in the immediately preceding fourth quarter. In addition, the Company's European operations generally provide lower revenues during the summer months as a result of the generally reduced economic activity in Europe during such time. This seasonal factor could materially adversely affect third quarter revenues.

  The Company has also historically recognized a substantial portion of its revenues from sales booked and shipped in the last month of a quarter. As a result, the magnitude of quarterly fluctuations in license fees may not become evident until late in a particular quarter. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company is unlikely to be able to generate revenues from alternate sources in time to compensate for the shortfall. As a result, a lost or delayed sale could have a material adverse effect on the Company's quarterly operating results. To the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. The Company has also historically operated with little backlog because its products are generally shipped as orders are received. As a result, revenues from license fees in any quarter are substantially dependent on orders booked and shipped in that quarter.

  Based upon the factors described above, the Company believes that its quarterly revenues and operating results are likely to vary significantly in the future, that period-to-period comparisons of its results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance. Moreover, although the Company's revenues have generally increased in recent periods, there can be no assurance that the Company's revenues will grow in future periods, at past rates or at all, or that the Company will be profitable on a quarterly or annual basis. In future periods, the Company's operating results may be below the expectations of stock market analysts and investors. In such event, the price of the Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."

RISKS ASSOCIATED WITH LENGTHY SALES CYCLE

  Because the license of the Company's BPCS Client/Server product line generally involves a significant capital commitment by the customer (ranging from approximately $100,000 to tens of millions of dollars), the sales cycle associated with a customer's purchase of BPCS Client/Server product line is generally lengthy (with a typical duration between three and 18 months), varies from customer to customer and is subject to a number of significant risks over which the Company has little or no control. These risks include customers' budgetary constraints, timing of budget cycle, concerns about the introduction of new products by the Company or its competitors and general economic downturns which can result in delays or cancellations of information systems investments. Due in part to the strategic nature of the BPCS Client/Server product line, potential customers are typically cautious in making product acquisition decisions. The decision to license the BPCS Client/Server product line generally requires the Company to provide a significant level of education to prospective customers regarding the uses and benefits of the BPCS Client/Server product line, and the Company must frequently commit substantial presales support resources. The Company is also sometimes reliant on third parties for implementation and systems integration services, which may cause sales cycles to be lengthened or result in the loss of sales. The uncertain outcome of the Company's sales efforts and the length of its sales cycles could result in substantial fluctuations in operating results. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, then the Company is unlikely to be able to generate revenue from alternative sources in time to compensate for the shortfall. As a result, and due to the relatively large size of some orders, a lost or delayed sale could have a material adverse effect on the Company's quarterly operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CLASS ACTION LAWSUIT

  In January 1997, class action lawsuits against the Company and certain of its officers were filed in state court in Illinois and in the federal court in Chicago, Illinois. The state court action alleges damages to persons who purchased the Company's Common Stock during the period from November 21, 1994 through January 7, 1997 arising from alleged violations of the Illinois securities laws and associated statutory and common law. The federal actions allege damages to persons who purchased the Company's Common Stock during the period from August 22, 1994 through January 7, 1997 arising from alleged violations of the federal securities laws and associated common laws. The lawsuits name the Company and several of its officers and directors as defendants, and allege violations of securities laws, fraud and negligence, stemming from circumstances which resulted in the restatement of the Company's financial statements for 1994 and 1995. See Note 2 of Notes to the Company's Consolidated Financial Statements for the years ended October 31, 1994, 1995 and 1996. The complaints do not specify the amounts of damages sought.

  The Company has executed a settlement agreement with the class plaintiffs in the Illinois state court action titled Steinberg v. SSA, 97 CH 287 (the "Settlement"). The Company has agreed to pay $1.7 million in cash and the director and officer defendants collectively have agreed to contribute 100,000 shares of Common Stock. The presiding judge in the Illinois case granted preliminary approval to the Settlement on June 27, 1997. A final hearing on the Settlement is scheduled for September 5, 1997. There can be no assurance that the Settlement will be approved, nor can there be any assurance that the Settlement, if approved, will legally bar the federal claims described above. In addition, even if the Settlement bars the federal claims described above, because the class period of the federal claim is slightly larger than the class period of the state claim, the Settlement may not result in the dismissal of the federal action. The failure to achieve a dismissal of any of these actions or the failure to settle them on sufficiently advantageous terms could have a material adverse effect on the business, operating results and financial condition of the Company.

SEC INVESTIGATION

  Since October 1995, the Company has been the subject of a private investigation by the Securities and Exchange Commission. The Company believes the inquiry relates to its revenue recognition policies. The investigation is ongoing and the Company presently has no basis for determining when it is likely to conclude. In January 1997, the Company restated its fiscal 1994 financial statements to reverse $10.1 million in revenues from a software contract originally recognized in the third quarter of fiscal 1994. In addition, the Company restated its fiscal 1995 financial statements to reverse $15.0 million in revenues from two related Latin American reseller agreements originally recognized in the third and fourth quarters of fiscal 1995, and $5.0 million in revenues originally recognized in the third quarter of fiscal 1995 from the last two installments of a four-installment contract. See Note 2 to the Company's Consolidated Financial Statements for the years ended October 31, 1994, 1995 and 1996. Commencing with the fourth quarter of 1996, the Company adopted a more conservative method of accounting for reseller agreements under which revenue will not be recorded under such contracts until software is sold to the end user. The adoption of this new method of accounting resulted in the reversal of approximately $33.8 million in revenues recognized in the first three quarters of fiscal 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Change in Accounting Method." The Company is unable to predict at this time the scope or consequences to the Company of the Commission's investigation, or whether the actions taken by the Company that are described above address the issues being investigated by the Commission. There can be no assurance that such investigation would not have a material adverse effect on the business, financial condition or results of operations of the Company.

RAPID TECHNOLOGICAL CHANGE; PRODUCT ROLLOUT DELAYS

  The market for the Company's software products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and preferences, and frequent new product introductions and enhancements. Customer requirements for products can change rapidly as a result of innovations or changes within the computer hardware and software industries, the introduction of new products and technologies (including new hardware platforms and programming languages) and the emergence, evolution or widespread adoption of industry standards. For example, increasing commercial use of the Internet may give rise to new customer requirements and new industry standards. The Company's future success will depend upon its ability to continue to enhance its current product line and to develop and introduce new product functionality that keeps pace with technological developments, satisfies increasingly sophisticated customer requirements and achieves market acceptance. In particular, the Company must continue to anticipate and respond adequately to advances in RDBMS software and desktop computer operating systems such as Windows. There can be no assurance that the Company will be successful in developing and marketing on a timely and cost-effective basis fully functional product enhancements or new product functionality that respond to technological advances by others, or that its new product functionality will achieve market acceptance.

  As a result of the complexities inherent in both the RDBMS and client/server environments and the broad functionality and performance demanded by customers for ERP products, major new product enhancements and new product functionality can require long development and testing periods to achieve market acceptance. The Company has, in the past, experienced delays, as is common throughout the software industry, in the scheduled introduction of new and enhanced product functionality. In addition, complex software programs such as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that are discovered only after the product has been installed and used by customers. There can be no assurance that errors will not be found in future releases of the Company's software, or that any such errors will not impair the market acceptance of the product and adversely affect the Company's business, operating results and financial condition.

  Problems encountered by customers implementing new releases or with performance of the Company's product can be expected to occur, given the inherent complexities of its client/server based product. In April 1996, the Company introduced the first release of Version 6.0 of its BPCS Client/Server product line to early adopter customers. These early adopters of Version 6.0 experienced difficulties in achieving full functionality and performance with respect to some aspects of Version 6.0. Since the initial release of Version
6.0 to early adopters, the Company has spent a significant amount of time, effort and expense in intensive collaborative efforts with such early adopters to increase functionality and performance of the Version 6.0 product line. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

DEPENDENCE ON AS/400 USERS

  Although the Company has developed new versions of its BPCS Client/Server product line for the open systems marketplace, a substantial portion of the Company's revenues relate to licenses of BPCS Client/Server for IBM AS/400 installations in the industrial sector. In fiscal 1996, over 75% of the Company's software license fee revenue was derived from the AS/400 market. Therefore, even as the Company continues to innovate and market versions of the BPCS Client/Server product line for the open systems environment, a substantial portion of the Company's future revenues will be derived from and will be dependent upon the continued widespread use of the AS/400 and the continued support of IBM's AS/400 platform and proprietary DB/2 database system. There can be no assurance that the Company's customers will continue to use or that IBM will continue to support the AS/400 and DB/2. The Company will be required and intends to continue to devote substantial resources to supporting its installed base of AS/400 customers and the versions of the BPCS Client/Server product line used by them. In order to retain its AS/400 customers, the Company may be required to adapt its BPCS Client/Server product line to conform to any changes made in the AS/400 operating system in the future. The Company's inability to adapt to future changes in the AS/400 and/or DB/2 systems, or delays in doing so, could have a material adverse effect on the Company's business, operating results and financial condition.

NEW ENTRANT INTO COMPLEX SALES ENVIRONMENT

  The Company has only recently developed and begun to market its BPCS Client/Server product line for UNIX operating environments. The market for open systems-based applications differs in many respects from the market for AS/400-based applications, which historically had been the Company's exclusive focus. Among other things, the UNIX market is characterized by numerous database vendors, hardware vendors, systems integrators and consultants, all of whom can influence the purchase of enterprise applications such as those marketed by the Company. There can be no assurance that the Company's sales and marketing efforts will be successful in this highly complex sales environment. The Company's future success will depend in part upon the productivity of its sales and marketing force and the ability of the Company to attract, integrate, train, motivate and retain new sales and marketing personnel. Competition for sales and marketing personnel in the software industry is intense. There can be no assurance that the Company's recent and planned expenses and personnel decisions in sales and marketing will ultimately prove to be successful or that the incremental revenue generated will exceed the significant incremental costs associated with these efforts. In addition, there can be no assurance that the Company's sales and marketing organization will be able to compete successfully against the significantly more extensive and better funded sales and marketing operations of many of the Company's current and potential competitors. The Company's inability to implement successful sales and marketing efforts in the UNIX market could have a material adverse effect on the Company's business, operating results and financial condition.

  In the UNIX-based marketplace, the Company relies on a number of systems consulting and systems integration firms to enhance its marketing, sales and customer support efforts, particularly with respect to implementation and support of its product as well as sales lead generation and assistance in the sales process. As the Company continues to implement its strategy of focusing on the licensing of its products in the UNIX-based marketplace, the Company will become increasingly dependent upon third-party implementation providers for product implementation, end user training and sales support. Although the Company seeks to maintain close relationships with these firms, many such firms have similar, and in some cases more established, relationships with the Company's principal competitors. There can be no assurance that these third-party service firms will provide the level and quality of service required to meet the needs of the Company's end users, nor can there be any assurance that such service firms will recommend the Company's product when assisting their clients in product selection decisions. Failure by the Company to maintain its existing relationships with such third parties or the failure to maintain their support for the Company's products, could materially and adversely affect the Company's UNIX marketing efforts and could have a material adverse affect on the Company's business, operating results and financial condition.

RISKS FROM INTERNATIONAL OPERATIONS

  The Company currently operates directly and through its Affiliates in over 90 countries. In the fiscal year ended October 31, 1996 and in the six months ended April 30, 1997, approximately 61% and 68%, respectively, of the Company's total revenues were generated from sales outside of the United States. The Company's operations are subject to risks inherent in international business activities, including, in particular, general economic conditions in each country, overlap of different tax structures, management of an organization spread over various countries, exposure to currency fluctuations, unexpected changes in regulatory requirements, compliance with a variety of foreign laws and regulations, and longer accounts receivables payment cycles in certain countries. Other risks associated with international operations include import and export licensing requirements, trade restrictions and changes in tariff rates. There can be no assurance that the geographic, time zone, language and cultural differences between the Company's international personnel and operations will not result in problems that materially adversely affect the Company's business, operation results and financial condition. The Company has in the past experienced and may continue to experience operating losses in one or more regions of the world for one or more periods. The Company's ability to manage such operational fluctuations and the failure to sustain or increase international revenue could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company generates a significant portion of its revenues and expenses from foreign operations in currencies other than United States dollars. As a result, fluctuations in the values of the respective currencies in which the Company generates revenue and incurs expense could materially adversely affect its business, operating results and financial condition. While the Company may in the future change its pricing practices, an increase in the value of the United States dollar relative to foreign currencies could make the Company's products more expensive and, therefore, less competitive in other markets. Fluctuations in currencies relative to the United States dollar will affect period-to-period comparisons of the Company's reported results of operations. Due to the constantly changing currency exposures and the volatility of currency exchange rates, there can be no assurance that the Company will not experience currency losses in the future, nor can the Company predict the effect of exchange rate fluctuations upon future operating results. The Company does not currently undertake hedging transactions and has limited resources to cover its currency exposure. The Company may choose to hedge a portion of its currency exposure in the future as it deems appropriate. See "Management's Discussion and Analysis of Financial
Condition and Results of Operations."

INABILITY TO ENFORCE THE COMPANY'S INTELLECTUAL PROPERTY RIGHTS

  The Company relies on a combination of the protections provided under applicable copyright and trade secret laws, as well as on confidentiality procedures and licensing arrangements, to establish and protect its rights in its software. Despite the Company's efforts, it may be possible for unauthorized third parties to copy certain portions of the Company's product or to reverse engineer or obtain and use information that the Company regards as proprietary. In addition, the laws of certain countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Accordingly, there can be no assurance that the Company will be able to protect its proprietary software against unauthorized third-party copying or use, which could adversely affect the Company's competitive position and could have a material adverse effect on the Company's business, operating results and financial condition.

CONTROL BY EXISTING STOCKHOLDER; POTENTIAL CONTROL BY PRIVATE INVESTORS

  Roger E. Covey, Chairman and Chief Executive Officer of the Company, currently beneficially owns approximately 31.2% of the Company's outstanding Common Stock (approximately 20.8% on a fully-diluted basis after giving effect to the Recapitalization, assuming conversion of the Notes at an assumed conversion rate of $10.30 and assuming conversion of the Existing Subordinated
Debt). Accordingly, Mr. Covey may have the effective power to influence significantly the outcome of matters submitted for stockholder action, including the election of members of the Company's Board and the approval of significant change in control transactions, and may be deemed to have control over the management and affairs of the Company. This significant equity interest in the Company may have the effect of making certain transactions more difficult absent the support of Mr. Covey and may have the effect of delaying or preventing a change in control of the Company.

  The Private Investors will have the right to elect two new directors to the Board of Directors at their sole discretion and the Company will designate a third new, independent director mutually acceptable to the Private Investors. The holders of the Warrants will also have the right under certain circumstances, including upon certain events of default, to elect a majority of the members of the Board and to control the voting of Mr. Covey's stock. See "Description of the Private Offering--Warrants--Control Rights." For so long as the Junior Notes are outstanding or the Private Investors hold Warrants representing the right to purchase in excess of 5% of the Company's outstanding Common Stock, the Company may not take certain actions without the prior written consent of the holders of a majority in principal amount of the Junior Notes or in number of the Warrants, as applicable, including the payment of dividends or any other distribution with respect to the Common Stock, the incurrence of additional debt (other than the Notes, the New Credit Facility and certain other exceptions), the entering into of any merger, consolidation, sale, assignment, lease or transfer of any material portion of the Company's assets and certain other material transactions. See "Description of the Private Offering--Warrants--Common Stock Warrant Veto Rights; Covenants." In addition, in the event of (i) the breach of any financial covenant or the occurrence of any other material event of default under the Purchase Agreement, or (ii) the failure of the Company to recruit a new Chief Operating Officer/President mutually acceptable to the Company and the Private Investors, the Company may not approve its annual budget or capital expenditure budget or expend any amounts in excess of any budget without the consent of the holders of a majority in number of the Warrants outstanding.

  These rights will operate to give the holders of the Junior Notes and the Warrants effective control over the management and affairs of the Company under certain circumstances, will have the effect of making certain transactions more difficult absent the consent of the holders of a majority of the outstanding Junior Notes and Warrants, and may have the effect of delaying or preventing a change in control of the Company.

VOLATILITY OF STOCK PRICE

  The market price of the Common Stock and the Notes after the Offering may be significantly affected by any or all of the factors cited herein in "Risk Factors", including quarterly fluctuations in the Company's results of operations, demand for the Company's product and services, the size, timing and structure of significant licenses by customers, market acceptance of new or enhanced versions of the Company's BPCS Client/Server product line, the publication of opinions about the Company, its products and technology by industry analysts, the entry of new competitors and technological advances by competitors, delays in sales as a result of lengthy sales cycles, changes in operating expenses, foreign currency exchange rate fluctuations, changes in pricing policies by the Company or its competitors, customer order deferrals in anticipation of product enhancements by the Company or its competitors, the timing of the release of new or enhanced versions of the Company's BPCS Client/Server product line, customer cancellation of major planned software development programs, general economic factors and other factors, many of which are beyond the Company's control. In future quarters, the Company's operating results may be below expectations of public market analysts and investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would likely be immediately materially adversely affected. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many technology companies and that often has been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations, as well as general economic, political and market conditions, such as recessions or international currency fluctuations, may adversely affect the market price of the Common Stock and the Notes.

ANTI-TAKEOVER CONSIDERATIONS

  The Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. The Company has also adopted a stockholders' rights plan, which can have a significant anti-takeover effect by inhibiting a potential offeror, the value of whose acquired shares would be substantially diluted by the operation of the plan. Upon a Change in Control as defined herein under "Description of Notes," the holders of the Notes may require the Company to redeem the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest. Upon a Change in Control, the Company will also be obligated to repay all principal and accrued and unpaid interest under the Junior Notes, and the holders of the outstanding Preferred Stock Warrants (as defined herein) will have the right to exercise such Warrants to purchase the New Preferred Stock and the right to elect a majority of the Board of Directors, which in turn could induce the Company to exercise its right to repurchase the Preferred Stock Warrants at an aggregate redemption price of $117.5 million. See "Description of the Private Offering-- Warrants--Preferred Stock Warrant" and "--Control Rights." A Change in Control under similar circumstances would most likely also constitute an event of default under the Company's New Credit Facility. These provisions could serve to impede or prevent a change of control or have a depressive effect on the price of the Company's Common Stock and securities convertible or exchangeable into Common Stock, such as the Notes.

LIMITATIONS ON REPURCHASE UPON A CHANGE IN CONTROL

  In the event of a Change in Control, each Noteholder may under certain circumstances require the Company to repurchase all or a portion of such holder's Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the repurchase date. If a Change in Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Notes tendered by the holders thereof. It is expected that the Company's repurchase of Notes, absent a waiver, would constitute a default under the terms of the New Credit Facility. In addition, the Company's repurchase of Notes as a result of the occurrence of a Change in Control may be prohibited or limited by the holders of Senior Indebtedness under the subordination provisions applicable to the Notes, or be prohibited or limited by or create an event of default under, the terms of other agreements relating to borrowings which constitute Senior Indebtedness as may be entered into, amended, supplemented or replaced from time to time. Failure of the Company to repurchase Notes at the option of the Noteholder upon a Change in Control would result in an Event of Default under the Indenture. See "Description of Notes-- Redemption of Notes at the Option of Holders Upon a Change in Control."

ABSENCE OF TRADING MARKETS

  Prior to this Offering, there has been no trading market for the Notes and there can be no assurance that a trading market will develop or, if one does develop, of its liquidity or whether it will be maintained. To the extent that an active market does not develop for the Notes the market price and a holder's ability to sell the Notes could be materially adversely affected.

COMMON STOCK AVAILABLE FOR RESALE; REGISTRATION RIGHTS

  Sales of substantial amounts of Common Stock in the public market after this Offering could adversely affect the prevailing market price of the Common Stock, which, in turn, could adversely affect the market price of the Notes. The directors and executive officers of the Company have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of at least 90 days after the effective date of the Registration Statement without the prior written consent of the Representative (as defined herein). Roger E. Covey, Chairman and Chief Executive Officer of the Company, currently beneficially owns 13,284,750 shares of Common Stock, representing approximately 31.2% of the Company's outstanding stock as of July 31, 1997. Beginning 90 days after the effective date of the Registration Statement, approximately 426,000 shares of Mr. Covey's Common Stock will be available for sale during any three-month period under Rule 144(e) under the Securities Act without restriction, other than the restrictions on transfers set forth under "Description of the Private Offering--Junior Notes--Restrictions on Mr. Covey's Shares."

  On the 45th day following the closing of the Recapitalization, the holder of the Existing Subordinated Debt will have the right to require the Company to convert such debt into approximately 3.6 million shares of Common Stock. Promptly following the closing of the Offering, the Company has agreed to file a registration statement on Form S-3 to register under the Securities Act the
3.6 million shares issuable upon conversion of the Existing Subordinated Debt. Of such shares, 1.2 million will generally be available for sale in the public market beginning 45 days after the effective date of the Registration Statement, and approximately 2.4 million will generally be available for sale in the public market beginning 90 days after the effective date of the Registration Statement.

                                USE OF PROCEEDS

  The net proceeds to the Company from this Offering are estimated to be approximately $86.4 million ($99.4 million if the Underwriters' over-allotment option is exercised in full), and the net proceeds from the Recapitalization (which includes this Offering and the Private Offering) are estimated to be approximately $131.7 million ($144.7 million if the Underwriter's over-allotment option is exercised in full).

  The Company will use a portion of the net proceeds of the Recapitalization to repay all amounts outstanding under its Existing Credit Facility (which as of July 31, 1997 were approximately $46.0 million) and under its Senior Notes (which as of July 31, 1997 were approximately $25.8 million). In addition, a portion of the net proceeds may be used to repay all $12.0 million of Existing Subordinated Debt which will, as a result of the closing of the Private Offering and at the option of the holder of such debt, become (i) due and payable at any time commencing on the 90th day following the closing of the Recapitalization, or (ii) convertible at any time commencing on the 45th day following the closing of the Recapitalization into approximately 3.6 million shares of Common Stock (based on a conversion price of $3.33 per share). The Existing Subordinated Debt matures on March 31, 2000 and bears interest at a floating rate (9.5% as of June 30, 1997). The Existing Credit Facility and the Senior Notes currently bear interest at prime plus 2%, and mature on November 1, 1997.

  The Company expects to use the remainder of the net proceeds, which are estimated to be approximately $47.9 million ($59.9 million if the Existing Subordinated Debt is converted), together with existing resources, to open new offices, retain additional skilled personnel in sales, pre-sales and research and development, for several small acquisitions, and for other working capital and general corporate purposes. The Company has no pending agreements, understandings or pending negotiations regarding any proposed acquisitions.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Company's Common Stock is traded on the Nasdaq National Market under the symbol SSAX. The following table shows the quarters' high and low closing prices, as reported by the Nasdaq National Market.

                                                                    FISCAL 1997
                                        FISCAL 1995   FISCAL 1996       (1)
                                       ------------- ------------- -------------
                                        HIGH   LOW    HIGH   LOW    HIGH   LOW
                                       ------ ------ ------ ------ ------ ------
      First Quarter................... $11.75 $ 8.17 $27.67 $18.63 $14.06 $10.00
      Second Quarter..................  18.92  11.50  25.63  20.25  10.88   4.13
      Third Quarter...................  19.58  12.58  24.13  11.63   9.56   5.63
      Fourth Quarter..................  30.00  15.25  13.38   8.69  13.00   8.06

     --------

     (1) Fourth Quarter through August 18, 1997

  On August 18, 1997, the last reported sale price for the Common Stock was $13.00.

  Commencing in January 1991, the Company has paid an annual dividend on its Common Stock. The following table lists the dividend paid per share of Common Stock in each of the last three fiscal years:

                                                                       DIVIDEND
      YEAR                                                             PER SHARE
      ----                                                             ---------
      1994............................................................   $.08
      1995............................................................    .08
      1996............................................................    .10

  The Company does not currently anticipate that it will resume payment of an annual dividend. Covenants in the terms of the Junior Notes, the Warrants and the Existing Subordinated Debt prohibit or restrict the payment of dividends upon equity securities of the Company. The Company anticipates that the New Credit Facility will also restrict the payment of dividends by the Company.

                                 CAPITALIZATION

  The following table sets forth the short term debt and capitalization of the Company as of April 30, 1997 and as adjusted to give effect to the (i) issuance and sale of the Notes, the Junior Notes and the Warrants, and (ii) the application of the estimated net proceeds from the Recapitalization (assuming the Underwriters' over-allotment option is not exercised and the Existing Subordinated Debt is repaid or redeemed). This information does not give effect to the possible conversion of the Existing Subordinated Debt into approximately
3.6 million shares of Common Stock, which conversion right arises as a result of the Recapitalization. See "Use of Proceeds." This information should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto appearing elsewhere in this Prospectus.

                                                             APRIL 30, 1997
                                                           --------------------
                                                                        AS
                                                           ACTUAL  ADJUSTED (4)
                                                           ------  ------------
                                                              (IN MILLIONS)
   Short term borrowings and current maturities of senior
    notes payable......................................... $ 71.8     $ --
                                                           ======     ======
   Long Term Obligations:
     Convertible subordinated promissory note............. $ 12.0     $ --
     Convertible subordinated notes, none issued actual,
      $90.0 million issued, as adjusted................... --           90.0
     Junior subordinated promissory notes, none issued
      actual,
      $48.4 million principal amount issued, as adjusted
      (1).................................................   --         38.4
     Notes payable, obligations under capital leases
      and other obligations...............................    2.1        2.1
                                                           ------     ------
       Total Long Term Obligations........................   14.1      130.5
                                                           ------     ------
   Stockholders' Equity:
     Preferred stock, $.01 par value, 100,000 shares
      authorized,
      none issued or outstanding..........................   --         --
     Common stock, $.0033 par value, 60,000,000 shares
      authorized, 42,633,000 shares outstanding, actual
      and as adjusted (2).................................    0.1        0.1
     Capital in excess of par value (3)...................   42.8       52.8
     Retained earnings (4)................................   73.5       67.5
     Cumulative translation adjustment....................   (2.7)      (2.7)
                                                           ------     ------
       Total Stockholders' Equity.........................  113.7      117.7
                                                           ------     ------
       Total Capitalization............................... $127.8     $248.2
                                                           ======     ======

--------
(1) Less discount attributable to the estimated fair value of the Warrants of $10.0 million.
(2) Subsequent to April 30, 1997, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock to 250,000,000 shares.
(3) As adjusted includes the estimated fair value of the Warrants of $10.0 million. In the event that the holder of the Existing Subordinated Debt elects to convert such debt into Common Stock, total stockholders' equity would be increased by approximately $12.0 million.
(4) As adjusted includes write off of approximately $6.0 million in deferred charges and fees related to the Existing Subordinated Debt, the Existing Credit Facility and the Senior Notes which will occur upon the repayment of such indebtedness in connection with the Recapitalization.

                            SELECTED FINANCIAL DATA

  The following data have been derived from the Consolidated Financial Statements audited by Price Waterhouse LLP, independent accountants, for the fiscal years ended October 31, 1995 and 1994, and audited by KPMG Peat Marwick LLP, independent accountants, for the fiscal year ended October 31, 1996. The data set forth below are qualified by reference to the consolidated balance sheets at October 31, 1995 and 1996 and related consolidated statements of operations, cash flows and changes in stockholders' equity for the three years ended October 31, 1996 and the Notes thereto contained elsewhere in this Prospectus. The consolidated financial data as of and for the six months ended April 30, 1996 and 1997 are unaudited but have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results of operations and financial condition for such periods. The results of operations presented below are not necessarily indicative of results to be expected for any future period.

                                                                     SIX MONTHS
                            FISCAL YEAR ENDED OCTOBER 31,          ENDED APRIL 30,
                          -------------------------------------    ------------------
                           1992   1993    1994    1995    1996      1996       1997
                          ------ ------  ------  ------  ------    -------    -------
                           (IN MILLIONS, EXCEPT RATIOS AND PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 License fees...........  $178.5 $187.9  $229.7  $250.0  $226.7     $100.0    $ 130.2
 Client services and
  other.................    50.3   75.5    94.6   124.1   114.1       59.1       60.0
                          ------ ------  ------  ------  ------    -------    -------
   Total revenues.......   228.8  263.4   324.3   374.1   340.8      159.1      190.2
                          ------ ------  ------  ------  ------    -------    -------
Costs and Expenses:
 Cost of license fees...    47.2   51.4    60.7    64.9    66.9       25.6       33.0
 Cost of client services
  and other.............    31.6   43.5    57.2    76.8    89.0       41.4       47.1
 Sales and marketing....    56.7   63.8    90.8    87.6   103.8       45.2       43.9
 Research and
  development...........    16.5   23.0    35.1    40.2    54.4       23.4       26.9
 General and
  administrative........    35.8   45.6    64.1    63.5    85.5       33.6       40.1
                          ------ ------  ------  ------  ------    -------    -------
   Total costs and
    expenses............   187.8  227.3   307.9   333.0   399.6      169.2      191.0
                          ------ ------  ------  ------  ------    -------    -------
Operating income (loss).    41.0   36.1    16.4    41.1   (58.8)     (10.1)      (0.8)
                          ------ ------  ------  ------  ------    -------    -------
Gain on sale of
 available-for-sale
 securities.............     --     --      --      --     13.1        --         --
Non-operating income
 (expense), net.........     0.6   (0.4)   (1.0)   (0.2)   (5.7)      (0.8)      (7.0)
                          ------ ------  ------  ------  ------    -------    -------
Income (loss) before
 income taxes and
 minority interest......    41.6   35.7    15.4    40.9   (51.4)     (10.9)      (7.8)
Provision (benefit) for
 income taxes...........    15.0   12.7     5.6    14.2   (18.6)      (4.0)      (2.8)
                          ------ ------  ------  ------  ------    -------    -------
Income (loss) before
 minority interest......    26.6   23.0     9.8    26.7   (32.8)      (6.9)      (5.0)
Minority interest.......     --     0.4     0.2    (0.1)    --         --         --
                          ------ ------  ------  ------  ------    -------    -------
Net income (loss).......  $ 26.6 $ 23.4  $ 10.0  $ 26.6  $(32.8)   $  (6.9)   $  (5.0)
                          ====== ======  ======  ======  ======    =======    =======
Earnings (loss) per
 share..................  $ 0.66 $ 0.57  $ 0.25  $ 0.63  $(0.76)   $ (0.16)   $ (0.12)
                          ====== ======  ======  ======  ======    =======    =======
Weighted average common
 and equivalent shares
 outstanding............    40.5   40.7    40.5    42.2    43.0       43.1       42.6
                          ====== ======  ======  ======  ======    =======    =======
Ratio of earnings to
 fixed charges (1)......    15.3   10.4     3.7     6.5     -- (2)     -- (2)     -- (2)
Pro forma ratio of
 earnings to fixed
 charges (3)............                                    -- (3)                -- (3)

                                     OCTOBER 31,               APRIL 30, 1997
                          ---------------------------------- -------------------
                                                                         AS
                           1992   1993   1994   1995   1996  ACTUAL ADJUSTED (4)
                          ------ ------ ------ ------ ------ ------ ------------
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $ 23.4 $ 57.6 $ 60.2 $ 57.1 $ 38.1 $ 20.4    $ 67.8
Working capital,
 excluding short term
 borrowings and Senior
 Notes payable..........    49.5   91.2   87.3   96.3   70.3   80.3     120.0
Intangibles:
 Software costs, net....    16.8   27.3   49.3   59.0   82.8   93.2      93.2
 Cost in excess of
  assets of acquired
  businesses, net.......     9.6   14.0   15.8   18.2   22.8   21.3      21.3
                          ------ ------ ------ ------ ------ ------    ------
Total intangibles.......    26.4   41.3   65.1   77.2  105.6  114.5     114.5
Total assets............   200.0  280.4  333.1  393.2  384.4  382.4     427.6
Short-term borrowings
 and current maturities
 of Senior Notes
 payable................     --     --     --     4.0    --    71.8       --
Long-term obligations...     3.5   34.0   32.7   33.9   75.1   14.1     130.5
Total Stockholders'
 equity.................    80.0  101.2  109.3  143.4  110.2  113.7     117.7

-------
(1) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges) by fixed charges (interest expense and the portion of rental expense which represents interest).
(2) Actual earnings (loss) available for fixed charges of ($51.4 million), ($10.9 million) and ($7.8 million) were inadequate to cover fixed charges of $12.7 million, $5.2 million and $11.5 million for the year ended October 31, 1996 and the six months ended April 30, 1996 and April 30, 1997, respectively.
(3) The pro forma ratio of earnings (loss) to fixed charges assumes the Recapitalization and use of proceeds, as described herein, occurred on November 1, 1995 for the ratio for the year ended October 31, 1996, and on November 1, 1996 for the ratio for the six months ended April 30, 1997. In addition, the ratios assume that the interest rate on the Notes is 7.5%, the net proceeds to the Company are invested in interest bearing accounts averaging 5.0% interest on an annual basis and the estimated fair value of the Warrants is $10.0 million, which value will be amortized as interest expense over the term of the Junior Notes. Pro forma earnings (loss) available for fixed charges of $(38.7) million and $3.7 million were inadequate to cover pro forma fixed charges of $19.8 million and $13.8 million for the year ended October 31, 1996 and the six months ended April 30, 1997, respectively.
(4) Adjusted to reflect the Recapitalization and the application of the estimated net proceeds therefrom (assuming that the Existing Subordinated Debt is repaid or redeemed with the net proceeds from the Recapitalization), after deducting underwriting discounts and commissions and other estimated expenses of the Recapitalization. Assumes that the estimated fair value of the Warrants is $10.0 million. Also assumes that approximately $6.0 million in deferred charges and fees related to the Existing Subordinated Debt, the Existing Credit Facility and the Senior Notes are written off upon repayment of such indebtedness in connection with the Recapitalization. In the event that the holder of the Existing Subordinated Debt elects to convert such debt into Common Stock in lieu of repayment, the Company would issue approximately 3.6 million shares of Common Stock to such holder and cash, working capital, total assets and total stockholders' equity would each be increased by $12.0 million.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following management's discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in this section as well as those under the caption "Risk Factors" appearing elsewhere in this Prospectus. The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

OVERVIEW

  The Company is a leading provider of cost-effective business enterprise information systems to the industrial sector worldwide. The Company markets, sells and services its products to large- and intermediate-sized industrial sector firms primarily through its own world-wide sales organization and, to a lesser extent, through a network of over 100 independent software companies, which SSA refers to as its "Affiliates," and major systems integrators.

  The Company classifies its revenue in two broad categories: license fees and client services and other. License fee revenues are primarily derived from the licensing of the Company's BPCS Client/Server product line. Client services and other revenues are derived from implementation (installation), consulting, training and other services, such as customization, modifications and Year 2000 software conversions.

  SSA was founded as an MRP (Manufacturing Resource Planning) software company supplying software for IBM midrange computers. The Company believes it is the largest supplier of MRP software for IBM AS/400 installations. The Company is presently concluding a transition phase, having first released the new object-oriented version of its BPCS Client/Server product line, Version 6.0, to early adopters in April 1996.

  Certain difficulties attended the early releases of the UNIX version of the BPCS product line and the Company's expansion of its product development and marketing efforts beyond the IBM AS/400 platform and into the open systems marketplace. License fees increased only slightly from 1994 to 1995, and decreased from 1995 to 1996. Some early adopters experienced difficulties in achieving full functionality and performance with the early release. The general release of Version 6.0 did not occur until September 1996. In addition, the Company expended significant amounts across its organization to build a new sales and marketing and client services infrastructure to support the release of the open systems version of the BPCS Client/Server product line. Thus, in 1996, the Company's cost of client services and other, sales and marketing expense and research and development expense all increased significantly over 1995 levels. Because these investments did not generate contemporaneous increases in license fees and client services revenues, the Company reported an operating loss of $58.8 million. As Version 6.0 improved in its functionality and performance characteristics, license fees increased. For the first six months of 1997, license fee revenues increased 30%, total revenues increased 20% and the operating loss decreased to $0.8 million from $10.1 million when compared to the same period in 1996.

  The Company has expended over $200 million for research and development during the prior three fiscal years, principally for Version 6.0 of BPCS Client/Server. These expenditures, combined with the losses from operations incurred in 1996 and 1997 to date, have seriously depleted the Company's liquidity, and have led to increased borrowings under the Company's Existing Credit Facility. The Recapitalization, of which this Offering is a part, is expected to enhance the Company's liquidity.

  The Company includes software license fees, and any related commissions earned by the Affiliates, in license fees and cost of license fees, respectively. Software license fee revenues are recognized upon client acceptance and delivery of the software to the end user, provided that no significant vendor obligations remain and collectibility is probable. Revenue and commissions from software maintenance and HelpLine agreements are deferred and recognized ratably over the term of the contract. Client services revenues are recognized as the services are performed. In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, the Company expenses software development costs as they are incurred until technological feasibility is established, after which such costs are capitalized until the product is available for general release to customers. The capitalized costs generally include a portion of construction costs as well as costs incurred during final product testing prior to full product release.

RESULTS OF OPERATIONS

  The following table presents, for the periods indicated, certain information from the Company's consolidated statements of operations as a percentage of total revenues. The Company's results of operations and balance sheets for 1994 and 1995 have been restated with respect to several software contracts. See
Note 2 of Notes to Consolidated Financial Statements for the years ended October 31, 1994, 1995 and 1996. The discussion below addresses the restated financial statements.

                                                                SIX MONTHS
                                             YEAR ENDED            ENDED
                                             OCTOBER 31,         APRIL 30,
                                          -------------------   -------------
                                          1994   1995   1996    1996    1997
                                          -----  -----  -----   -----   -----
Revenues:
  License fees...........................  70.8%  66.8%  66.5%   62.9%   68.5%
  Client services and other..............  29.2   33.2   33.5    37.1    31.5
                                          -----  -----  -----   -----   -----
    Total revenues....................... 100.0  100.0  100.0   100.0   100.0
                                          -----  -----  -----   -----   -----
Costs and Expenses:
  Cost of license fees...................  18.7   17.4   19.6    16.1    17.3
  Cost of client services and other......  17.7   20.5   26.1    26.0    24.8
  Sales and marketing....................  28.0   23.4   30.4    28.4    23.1
  Research and development...............  10.8   10.7   16.0    14.7    14.1
  General and administrative.............  19.8   17.0   25.1    21.1    21.1
                                          -----  -----  -----   -----   -----
    Total costs and expenses.............  95.0   89.0  117.2   106.3   100.4
                                          -----  -----  -----   -----   -----
Operating income (loss)..................   5.0   11.0  (17.2)   (6.3)   (0.4)
                                          -----  -----  -----   -----   -----
Gain on sale of available-for-sale
 securities..............................   --     --     3.8     --      --
Non-operating income (expense), net......  (0.3)  (0.1)  (1.7)   (0.5)   (3.7)
                                          -----  -----  -----   -----   -----
Income (loss) before income taxes and
 minority interest.......................   4.7   10.9  (15.1)   (6.8)   (4.1)
Provision (benefit) for income taxes.....   1.7    3.8   (5.5)   (2.5)   (1.5)
                                          -----  -----  -----   -----   -----
Income (loss) before minority interest...   3.0    7.1   (9.6)   (4.3)   (2.6)
Minority interest........................   0.1    --     --      --      --
                                          -----  -----  -----   -----   -----
Net income (loss)........................   3.1%   7.1%  (9.6)%  (4.3)%  (2.6)%
                                          =====  =====  =====   =====   =====

 Six Months Ended April 30, 1997 Compared to the Six Months Ended April 30,
1996

 Revenues

  Total revenues increased 20% to $190.2 million for the first six months of 1997 over total revenues of $159.1 million recorded during the first six months of fiscal 1996.

  License Fees. License fees increased 30% to $130.2 million in the first six months of 1997, compared to $100.0 million in the corresponding prior period, which reflected increasing market acceptance of Version 6.0, which was released for general availability in the fourth quarter of 1996.

  Client Services. Client services and other revenues increased 2% to $60.0 million in the first half of 1997, from $59.1 million in the first half of 1996. The $33.0 million of client services and other revenues in the second quarter of 1997, the largest quarterly services revenues in the Company's history, represented a 22% increase over the immediately prior quarter and an 8% increase over the second quarter of 1996. The increase in services revenues is attributable to an increase in the number of services personnel following significant investments in training in open systems and object skills accompanying the development and release of Version 6.0.

 Costs and Expenses

  Cost of License Fees. The principal components of cost of license fees are commissions paid to independent Affiliates, hardware costs, amortization of capitalized software costs and royalties paid to third parties. Cost of license fees as a percentage of related revenues remained relatively constant at 25% and 26% for the first six months of 1997 and 1996, respectively, due to increased amortization expense of capitalized software development costs being offset by decreased Affiliate commissions.

  Cost of Client Services and Other. The principal components of cost of client services and other are salaries and other direct employment costs paid to the Company's client services personnel and amounts paid to independent client services professionals. Cost of client services and other as a percentage of related revenues was 79% for the first six months of 1997 compared to 70% during the corresponding prior year period. The higher costs in 1997 resulted from an increase in the number of newly hired technical professionals around the world, in particular those with open systems and object skills, and from the allocation of technical personnel to perform warranty work.

  Sales and Marketing. Sales and marketing expenses include salaries, commissions and other direct employment costs of the Company's sales and pre-sales professionals, as well as marketing costs, which include advertising, trade shows and production of sales brochures. Sales and marketing expenses as a percentage of license fee revenues was 34% and 45% for the first six months of 1997 and 1996, respectively. The decrease was due to increased productivity of the Company's direct sales organization and decreased marketing expenditures. In anticipation of the Company's introduction of its open systems product, the Company hired a significant number of new sales and pre-sale professionals with skills and experience in the open systems arena. In late 1996 and early 1997, a number of these professionals who had not been significantly productive were either terminated or left the Company. As a result, the Company's sales and marketing expenses decreased in the first half of 1997 over the corresponding prior period, even though license fees increased 30% over the same periods.

  Research and Development. Gross (total) research and development (R&D) expenditures in the first six months of 1997 increased $8.6 million, or 21%, to $48.8 million in the first six months of 1997 from $40.2 million in the corresponding prior period. The increase was due to the Company's continuing development of its distributed object computing technology and enhancements of its existing product line.

  The Company capitalized $21.9 million of software development costs in the first six months of 1997, as compared to $16.8 million in the first six months of 1996. The capitalization ratio (capitalized software as a percentage of gross R&D expenditures) in the first six months of 1996 and 1997 was 42% and 45%, respectively. The following table sets forth R&D expenditures and related capitalized amounts for the first six months of 1996 and 1997.

                                                  SIX MONTHS ENDED    PERCENTAGE
                                                      APRIL 30,         CHANGE
                                                  ------------------  ----------
                                                                       1997 VS.
                                                    1996      1997       1996
                                                  --------  --------  ----------
                                                    (IN MILLIONS)
   Gross R&D expenditures........................ $   40.2  $   48.8      21%
   Less amount capitalized.......................    (16.8)    (21.9)     30%
                                                  --------  --------
   Net R&D costs................................. $   23.4  $   26.9      15%
                                                  ========  ========

  General and Administrative. General and administrative expenses increased $6.5 million to $40.1 million in the first half of 1997 from $33.6 million in the first half of 1996 to support the Company's growth. These expenses include increased facilities costs related to acquisitions and increased costs for computer equipment.

  Operating Income (Loss). The operating loss of $0.8 million in the first six months of 1997 improved $9.3 million from the operating loss of $10.1 million in the corresponding prior period, principally due to increased software license fees and decreased sales and marketing expenses.

  Non-Operating Income (Expense), Net. Non-operating expense consists primarily of interest expense and fees related to the Company's Existing Credit Facility and Senior Notes and other long-term obligations, less interest income earned on invested cash. Non-operating expense of $7.0 million in the first six months of 1997 increased $6.2 million over the corresponding prior period due to higher borrowing levels under the Company's Existing Credit Facility, higher interest rates applicable to the Existing Credit Facility and the Senior Notes, interest on the Company's Existing Subordinated Debt and reduced interest income related to lower cash balances.

 Fiscal 1994 Compared to Fiscal 1995 and Fiscal 1996

 Revenues

  Revenues increased 15% from 1994 to 1995. All regions grew in 1995, with particularly strong results in North America and Europe. Total revenues decreased 9% from 1995 to 1996. North America recorded higher revenues in 1996 while the Company's other regions were flat to down.

  License Fees. License fees increased 9% from 1994 to 1995 and decreased 9% in 1996. In 1995, a small decline in AS/400 revenue was offset by sales of the Company's open systems product, which was released in the second quarter of 1995. Despite the solid revenue growth in North America in 1996, a sharp decline in the European region more than offset North America's favorable results. North American license fees reflected growth in both the AS/400 and UNIX product lines.

  Client Services. Client services revenues increased 31% in 1995 compared to a decrease of 8% in 1996. The growth from 1994 to 1995 was related to the increase in software revenues. The decline in 1996 was due to lower productivity caused in part by allocation of resources to perform warranty work and investments in training client services professionals. As a percentage of total revenues, client services revenues increased slightly to 34% in 1996 from 33% in 1995.

 Costs and Expenses

  Cost of License Fees. Cost of license fees as a percentage of license fee revenues was 26%, 26%, and 30% in 1994, 1995, and 1996, respectively. The increase in 1996 to 30% was primarily due to increased amortization expense of capitalized software development costs and increased warranty costs.

  Cost of Client Services and Other. Cost of client services and other as a percentage of related revenues was 60%, 62%, and 78% in 1994, 1995, and 1996, respectively. The increase in 1996 is primarily due to lower productivity related to newly hired technical professionals around the world, in particular those with open systems and object skills, allocation of resources to perform warranty work, and investments in training.

  Sales and Marketing. Sales and marketing expenses as a percentage of license fee revenues was 40%, 35%, and 46% in 1994, 1995, and 1996, respectively. The favorable result from 1994 to 1995 was due to increased productivity of the sales force and programs to reduce fixed expenses which began early in 1995. The higher percentage in 1996 was primarily due to decreased revenue as described above and increased expenditures to establish worldwide marketing programs, and the development of vertical industry groups in support of the Company's continuing move into the UNIX open systems client/server market. In addition, training programs for the sales force resulted in increased expenses during the year.

  Research and Development. Gross (total) R&D expenditures decreased 4% in 1995 versus an increase of 56% in 1996. The decline in 1995 from 1994 was primarily due to expense reduction programs which began early in 1995 and impacted R&D spending favorably by replacing contracted technical personnel with employed technical personnel. Excluding the costs of contracted technical personnel, remaining R&D expenditures increased 22% in 1995 when compared to 1994 due to increased employee costs for technical personnel. The 1996 increase was attributable to the Company's continuing development of its distributed object computing technology and enhancement of its existing products.

  The Company capitalized $29.0, $21.6 and $41.9 million of software development costs in fiscal 1994, 1995 and 1996, respectively. The capitalization rate in 1994, 1995, and 1996 was 45%, 35%, and 44%, respectively. The decrease from 1994 to 1995 was driven by a higher proportion of R&D spending incurred to support and maintain existing products and the completion of certain open systems products. The 1996 increase was due to construction and testing activities related to the Company's distributed object computing architecture. The following table sets forth R&D expenditures and related capitalized amounts for the periods indicated.

                                                                    PERCENTAGE
                                                                      CHANGE
                                                                    ------------
                                         YEAR ENDED OCTOBER 31,     1995   1996
                                         -------------------------   VS.    VS.
                                          1994     1995     1996    1994   1995
                                         -------  -------  -------  -----  -----
                                              (IN MILLIONS)
   Gross R&D expenditures............... $  64.1  $  61.8  $  96.3    (4%)  56%
   Less amount capitalized..............   (29.0)   (21.6)   (41.9)  (25%)  94%
                                         -------  -------  -------
   Net R&D costs........................ $  35.1  $  40.2  $  54.4    15%   35%
                                         =======  =======  =======

  General and Administrative. General and administrative expenses declined 1% from 1994 to 1995 and increased 35% from 1995 to 1996. The increase in 1996 over 1995 was primarily due to new facilities to support the Company's worldwide expansion, increased computer equipment rent and a $9.3 million provision for doubtful accounts. The provision for doubtful accounts was $8.0, $3.3, and $9.3 million for 1994, 1995, and 1996, respectively.

  Operating Income (Loss). Operating income increased from $16.4 million in 1994 to $41.1 million in 1995, principally due to significantly higher total revenues and lower aggregate sales and marketing expenses in 1995. The operating loss of $58.8 million in 1996 resulted primarily from reduced total revenues and increases in every category of costs and expenses. See "--Overview."

  Non-operating Expense. In 1995, higher cash balances throughout the year and higher interest rates on invested cash as well as a reduction in interest bearing notes payable resulted in decreased net interest expense. The increase in 1996 is due to higher borrowing levels under the Company's Existing Credit Facility and increased fees and interest rates related to the Company's renegotiation of its borrowing arrangements' terms and conditions in the fourth quarter of 1996.

  Income Taxes. The Company's effective tax expense (benefit) rate has remained relatively constant at approximately 36% in 1994, 35% in 1995 and (36%) in 1996. The benefit recorded in 1996 represents federal and state tax refunds to be received in 1997 and amounts to be realized through future utilization of net operating loss and tax credit carryforwards.

  Impact of Inflation. To date, the Company has not experienced any significant effect from inflation. The Company's major expenses have been salaries and related costs incurred principally for product development and enhancements, sales and marketing, and administration. The Company generally has been able to meet increases in costs by increasing prices of its products and services.

  Foreign Currency Exposures. Sales outside of the United States account for approximately 60% of the Company's total revenue. The Company's international sales (with the exception of certain Latin American countries) are predominately invoiced and paid in foreign currencies. Consequently, the Company's revenues are impacted by the fluctuation of foreign currencies versus the U.S. Dollar. The operating income impact of such fluctuations, however, is offset to the extent expenses of the Company's international operations are incurred and paid for in local currencies.

  The Company generally minimizes the financial impact of foreign currency exchange transactions through the use of foreign exchange forward contracts, which generally mature within three months of origination (see Note 5 to the Consolidated Financial Statements).

QUARTERLY RESULTS

  The following table contains selected unaudited consolidated financial results by quarter for the last eight fiscal quarters. In management's opinion, this information reflects all adjustments (which consist only of normal recurring adjustments) necessary to present the results fairly when read in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this Prospectus.

                                                    THREE MONTHS ENDED
                          -----------------------------------------------------------------------
                          JULY 31, OCT. 31, JAN. 31, APR. 30, JULY 31, OCT. 31, JAN. 31, APR. 30,
                            1995     1995     1996     1996     1996     1996     1997     1997
                          -------- -------- -------- -------- -------- -------- -------- --------
                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues:
 License fees...........   $57.3    $91.6    $ 48.1   $ 51.9   $ 45.2   $ 81.5   $ 65.1   $ 65.1
 Client services and
  other.................    32.4     31.1      28.5     30.6     27.1     27.9     27.1     33.0
                           -----    -----    ------   ------   ------   ------   ------   ------
Total revenues..........    89.7    122.7      76.6     82.5     72.3    109.4     92.2     98.1
Costs and expenses......    81.3     99.4      77.0     92.1    106.4    124.1     96.8     94.2
                           -----    -----    ------   ------   ------   ------   ------   ------
Operating income (loss).     8.4     23.3      (0.4)    (9.6)   (34.1)   (14.7)    (4.6)     3.9
Gain on sale of
 available-for-sale
 securities.............     --       --        --       --       3.6      9.5      --       --
Non-operating income
 (expense), net.........    (0.1)    (0.1)     (0.3)    (0.5)    (1.2)    (3.7)    (2.1)    (4.9)
                           -----    -----    ------   ------   ------   ------   ------   ------
Income (loss) before
 income taxes and
 minority interest......     8.3     23.2      (0.7)   (10.1)   (31.7)    (8.9)    (6.7)    (1.0)
Provision (benefit) for
 income taxes...........     3.0      7.9      (0.3)    (3.7)   (11.4)    (3.2)    (2.4)    (0.4)
                           -----    -----    ------   ------   ------   ------   ------   ------
Net income (loss).......   $ 5.3    $15.3    $ (0.4)  $ (6.4)  $(20.3)  $ (5.7)  $ (4.3)  $ (0.6)
                           =====    =====    ======   ======   ======   ======   ======   ======
Earnings (loss) per
 share..................   $0.13    $0.35    $(0.01)  $(0.15)  $(0.47)  $(0.13)  $(0.10)  $(0.01)
                           =====    =====    ======   ======   ======   ======   ======   ======

                                                    THREE MONTHS ENDED
                          -----------------------------------------------------------------------
                          JULY 31, OCT. 31, JAN. 31, APR. 30, JULY 31, OCT. 31, JAN. 31, APR. 30,
                            1995     1995     1996     1996     1996     1996     1997     1997
                          -------- -------- -------- -------- -------- -------- -------- --------
Revenues:
 License fees...........     64%      75%      63%      63%      63%      74%      71%      66%
 Client services and
  other.................     36       25       37       37       37       26       29       34
                            ---      ---      ---      ---      ---      ---      ---      ---
Total revenues..........    100      100      100      100      100      100      100      100
Costs and expenses......     91       81      101      111      147      113      105       96
                            ---      ---      ---      ---      ---      ---      ---      ---
Operating income (loss).      9       19       (1)     (11)     (47)     (13)      (5)       4
Gain on sale of
 available-for-sale
 securities.............    --       --       --       --         5        9      --       --
Non-operating income
 (expense), net.........      0        0        0       (1)      (2)      (3)      (2)      (5)
                            ---      ---      ---      ---      ---      ---      ---      ---
Income (loss) before
 income taxes and
 minority interest......      9       19       (1)     (12)     (44)      (7)      (7)      (1)
Provision (benefit) for
 income taxes...........      3        7        0       (4)     (16)      (2)      (2)       0
                            ---      ---      ---      ---      ---      ---      ---      ---
Net income (loss).......      6%      12%      (1%)     (8%)    (28%)     (5%)     (5%)     (1%)
                            ===      ===      ===      ===      ===      ===      ===      ===

  The Company has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest revenues and operating income. The Company believes that fourth quarter revenues are positively impacted by the Company's sales compensation plans. This factor, which the Company believes is common in the computer software industry, typically results in first quarter revenues in any year being lower than revenues in the immediately preceding fourth quarter. In addition, the Company's European operations generally provide lower revenues during the summer months as a result of the generally reduced economic activity in Europe during such time. This seasonal factor could materially adversely affect third quarter revenues.

  The Company has also historically recognized a substantial portion of its revenues from sales booked and shipped in the last month of a quarter. As a result, the magnitude of quarterly fluctuations in license fees may not become evident until late in a particular quarter. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company is unlikely to be able to generate revenues from alternate sources in time to compensate for the shortfall. As a result, a lost or delayed sale could have a material adverse effect on the Company's quarterly operating results. To the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. The Company has also historically operated with little backlog because its products are generally shipped as orders are received. As a result, revenue from license fees in any quarter is substantially dependent on orders booked and shipped in that quarter.

  Based upon the factors described above, the Company believes that its quarterly revenues and operating results are likely to vary significantly in the future, that period-to-period comparisons of its results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance. Moreover, although the Company's revenues have generally increased in recent periods, there can be no assurance that the Company's revenues will grow in future periods, at past rates or at all, or that the Company will be profitable on a quarterly or annual basis. In future periods, the Company's operating results may be below the expectations of stock market analysts and investors. In such event, the price of the Common Stock could be materially adversely affected.

CHANGE IN ACCOUNTING METHOD

  During the fourth quarter of 1996, the Company changed its method of accounting for reseller agreements so that revenue is recorded at the time of sale to the end user. During the first three quarters of 1996, revenue from reseller agreements had previously been recorded upon execution of the reseller agreement and delivery of the software. The Company believes the change in method is more conservative and provides a more meaningful measurement of its operations. The change in accounting method affected the first three quarters of 1996 as follows:

                          JANUARY 31, 1996     APRIL 30, 1996       JULY 31, 1996
                         ------------------- ------------------- -------------------
                             AS                  AS                  AS
                         ORIGINALLY    AS    ORIGINALLY    AS    ORIGINALLY    AS
                          REPORTED  ADJUSTED  REPORTED  ADJUSTED  REPORTED  ADJUSTED
                         ---------- -------- ---------- -------- ---------- --------
                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
License fees............   $59.3     $ 48.1    $ 71.5    $ 51.9    $ 48.2    $ 45.2
Client services and
 other..................    28.5       28.5      30.6      30.6      27.1      27.1
  Total revenues........    87.8       76.6     102.1      82.5      75.3      72.3
Income (loss) before
 income taxes...........     4.5       (0.7)      0.4     (10.1)    (29.9)    (31.7)
Net income (loss).......   $ 2.9     $ (0.4)   $  0.3    $ (6.4)   $(19.1)   $(20.3)
Earnings (loss) per
 share..................   $0.07     $(0.01)   $ 0.01    $(0.15)   $(0.44)   $(0.47)

LIQUIDITY AND CAPITAL RESOURCES

  At October 31, 1996, and April 30, 1997, cash and equivalents totaled $38.1 million and $20.4 million, respectively. During 1996, cash and equivalents declined $19.0 million and borrowing under the Company's Existing Credit Facility and Senior Notes on a net basis increased by $42.4 million due to the operating loss in the current year, continued significant investment in product development, payment of the Company's annual dividend, which increased 25% over the prior year ($.10 per share versus $.08 in the prior year), tax payments related to the Company's profitability in fiscal 1995, acquisitions of affiliates and increased operating expenses in support of the Company's strategic move into the UNIX open systems market. At October 31, 1996, $46.4 million was outstanding under the Company's $50.0 million multi-bank line of credit. At October 31, 1995, there was no outstanding balance. During 1996, the Company made its scheduled $4.0 million repayment on its Senior Notes, leaving $26.0 million outstanding at October 31, 1996.

  Cash and equivalents decreased $17.7 million from October 31, 1996 to April 30, 1997 and borrowings increased by $11.4 million on a net basis during the same period. Cash usage was primarily due to continued significant investment in product development, an operating loss for the first six months of 1997 and interest payments. At April 30, 1997, $46.0 million was outstanding under the Company's Existing Credit Facility and $25.8 million was outstanding on the Company's Senior Notes. Outstanding letters of credit issued against the Existing Credit Facility were $700,000 and $1.2 million at April 30, 1997 and October 31, 1996, respectively. On March 27, 1997, the Company issued the Existing Subordinated Debt for $12.0 million to a strategic investor to meet anticipated cash requirements. Management believes that, based upon its anticipated operating results, the proceeds of this Offering and the Private Offering will provide sufficient liquidity to meet the Company's short-term capital requirements.

                                    BUSINESS

  The Company is a leading provider of cost-effective business enterprise information systems to the industrial sector worldwide. The Company's BPCS (Business Planning and Control System) Client/Server product line provides business process re-engineering and integration of an enterprise's operations, including multi-mode manufacturing processes, supply chain management and global financial solutions. The BPCS Client/Server product line delivers scalability, interoperability and reconfigurability in a comprehensive product suite to meet changing market demands. The distributed object computing architecture ("DOCA") of BPCS Client/Server provides the benefits of next generation technology in conformity with industry standards. The Company markets, sells and services its products to large- and intermediate-sized industrial sector firms primarily through its own world-wide sales organization and, to a much lesser extent, through a network of over 100 independent software companies ("Affiliates"). The Company has strategic relationships with major computer hardware manufacturers, such as IBM, Hewlett Packard and Digital Equipment; supply chain management software companies, such as i2 and Manugistics; and major systems integrators, such as CAP Gemini and the Big Six consulting firms.

  Effective information technology systems, capable of generating and disseminating critical information throughout an extended enterprise, can be a strategic resource for pursuing competitive advantage, allowing an organization to respond more rapidly to changing market and customer needs. Organizations rely on ERP systems to manage and integrate resources across the entire enterprise, including component procurement, inventory management, manufacturing control, sales management, supply chain management, finance and other functions. The emergence of new computer and communications technologies, the requirements for addressing Year 2000 system issues and new developments in electronic commerce are creating demand for a new generation of ERP applications that offer solutions with expanded functionality that can be implemented faster with less risk and lower cost and that are designed to accommodate future changes to all business processes.

  The BPCS Client/Server product line consists of over 60 integrated products designed for manufacturing, supply chain management and financial applications, as well as electronic commerce and application development tools. Historically, the Company's software was primarily designed to operate on IBM AS/400 computers. BPCS Client/Server now operates across a broad array of platforms, including Hewlett-Packard HP 9000, IBM AS/400, IBM RISC System/6000 and DEC Alpha servers. The Company's UNIX version of the BPCS Client/Server product line operates on both Informix and Oracle databases. The entire BPCS Client/Server product line is available in English, and a significant portion of the line is available in 19 other languages, including, Chinese (simplified and traditional), Dutch, French, German, Italian, Japanese, Korean, Portuguese, Swedish and Spanish. The BPCS Client/Server product line has been designed to meet localized regulatory policies and statutory requirements of many countries.

  The Company's BPCS product line was initially developed for the IBM AS/400, and until 1995, most of the Company's revenue was derived from BPCS product licenses and related services sold for the use on the AS/400 platform and, to a lesser extent, earlier IBM midrange computers. In 1993, the Company commenced a major development initiative to create a version of its BPCS product line for the UNIX operating system in an effort to address the non-AS/400 market. In late 1994, the Company began a major effort to re-architect its product line for the client/server, object-based environment. These efforts resulted in the initial release of Version 6.0 in April 1996 and the general release of the Version 6.0 in September 1996. The Company has continued to release upgrades of Version 6.0 which have significantly improved the performance and scalability of the product while continuing to enhance functionality. The Company believes that the most recent release of Version 6.0 offers high levels of functionality and performance and that the flexibility of its DOCA architecture represents a significant advantage when compared to other enterprise software applications.

  The BPCS Client/Server product line has been installed for more than 8,500 clients and more than 25,000 sites in over 70 countries worldwide, the substantial majority of which comprise the Company's installed base of AS/400 customers. The Company believes that it is the leading vendor of ERP software for customers on the AS/400. The target marketplace for the BPCS Client/Server product line is large- and intermediate-sized industrial sector firms in such diverse industries as pharmaceuticals, automotive, electronics, consumer products, forest products, and food and beverages. The Company's clients include leading firms in those industries.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY MANAGERS

  The following table sets forth certain information concerning the Executive Officers, Directors and other key managers of the Company as of July 31, 1997.

NAME                      AGE                            POSITION
----                      ---                            --------
Roger E. Covey..........   42 Chairman of the Board of Directors and
                               Chief Executive Officer
Riz Shakir..............   40 Executive Vice President--Research and Development
Joseph J. Skadra........   55 Vice President--Finance, Chief Financial Officer and Secretary
Paul Lavallee...........   43 President--Americas
Denis Bignold...........   52 President--Asia Pacific
Richard Morgan-Evans....   50 President--Europe, Middle East, Africa
Andrew J. Filipowski....   45 Director
John W. Puth............   68 Director
William N. Weaver, Jr. .   62 Director

  Roger E. Covey, founded the Company and since November 1, 1994 has served as Chief Executive Officer and Chairman of the Board of the Company, positions which he also held from its inception in October 1981 until August 1991, at which time he was elected as Vice-Chairman of the Board. From September 1, 1994 until October 31, 1994, he served as the Company's Vice President--Research and Development. He holds a B.S. degree from the University of Illinois and an M.B.A. and an M.A. in Chinese Art History, both from the University of Chicago.

  Riz Shakir, joined the Company as Area Vice President--Architecture in June 1994, and currently serves as Executive Vice President--Research and Development. Prior to joining the Company, he was CEO of ASIC, a company specializing in building custom enterprise software solutions based on Object and Distributed Computing technologies. Mr. Shakir holds a B.Sc. degree from Imperial College of Science and Technology in London.

  Joseph J. Skadra, was appointed Vice President--Finance, Chief Financial Officer and Secretary of the Company on August 24, 1994. He was employed by Figgie International, Inc. from 1970 to 1994, where he held various operating and financial positions at the Vice President level. His last position at Figgie International was Senior Vice President, Finance and Controller. Mr. Skadra holds a B.S. and a B.A. degree from Case Western Reserve University.

  Paul Lavallee, was named as President--Americas in November 1996. Mr. Lavallee joined the Company in May 1995 as the General Manager, Eastern United States and became Area Vice President--North America in May 1996. Prior to joining the Company, he was President of the Eastern Subsidiary of Effective Management Systems, Inc., a supplier of ERP Systems and Manufacturing Execution Systems for UNIX and Windows/NT operating systems. Mr. Lavallee was also a founder of ASE Systems (one of the Company's earliest and largest Affiliates), an enterprise systems consulting and implementation firm which was later acquired by the Company. Mr. Lavallee has a B.S. in Accounting from Roger Williams College and an M.B.A. from Providence College.

  Denis Bignold, was appointed to his current position as President--Asia Pacific in November 1996. Mr. Bignold joined the Company in 1989 to run the Company's Pacific subsidiary and in 1992 became President, SSA Japan. He worked as the Global General Manager for BPCS Plant Maintenance Division in Minnesota from 1993 until late 1994 when he became Vice President of SSA Asia Pacific. Immediately prior to joining the Company he was the General Manager of Computer Power, the largest Australian-owned computer company.

  Richard Morgan-Evans, has been President--Europe, Middle East and Africa since November 1996. Mr. Morgan-Evans joined the Company in 1987 as a Sales Director and was also a founder/director of SSA Europe. In 1988, he was named SSA Europe's general manager and in October 1994 was appointed Vice President, SSA Europe. Prior to joining the Company, he spent 12 years at IBM in Europe.

  Andrew J. Filipowski, has been a Director of the Company since July 1996. Mr. Filipowski has been President and Chief Executive Officer of PLATINUM technology, inc., a provider of enterprise infrastructure software products, since that company's founding in April 1987. Mr. Filipowski was a founder of DBMS, Inc., a software products and services company and served as its Chairman, President and Chief Executive Officer from 1979 until March 1987.

  John W. Puth, has been a Director of the Company since his appointment in April 1988. Since December 1987, Mr. Puth has served as President of J. W. Puth Associates, an industrial consulting firm. From January 1983 through December 1987, Mr. Puth was Chairman and President of Clevite Industries, Inc., a manufacturer of industrial products. From October 1975 until January 1983, Mr. Puth was President and Chief Executive Officer of Vapor Corporation. Mr. Puth is a director of Allied Products Corporation, Brockway, Standard Holdings Corporation, A.M. Castle & Co., L.B. Foster Company, Lindberg Corporation and USFreightways Corporation, as well as several privately-held corporations. He holds a B.S. degree from Lehigh University.

  William N. Weaver, Jr., has been a Director of the Company since December 1986 and its Assistant Secretary since March 1985. Mr. Weaver is a member of the law firm of Sachnoff & Weaver, Ltd., an Illinois professional corporation, which is counsel to the Company. Mr. Weaver has practiced law in the State of Illinois since 1964 and serves as a director of USFreightways Corporation, as well as several privately-held corporations. He holds an A.B. degree from Oberlin College and a J.D. from John Marshall Law School.

  The terms of the Private Offering provide that the size of the Company's Board of Directors shall be increased from the current four members to seven members, with two of the new directors to be selected by the Private Investors in their sole discretion, and a third new, independent director to be designated by the Company, subject to the approval of the Private Investors. In addition, the Company has agreed to recruit and hire a new Chief Operating Officer/President. See "Description of the Private Offering--Warrants--Control Rights."

  In connection with the Recapitalization, the Company will enter into an Employment Agreement with Mr. Covey. The agreement does not have a specified term but provides base salary continuation for eighteen months in the event of termination. The Employment Agreement will provide for a base salary of $600,000 and the opportunity to earn an incentive bonus of up to fifty percent (50%) of base salary based on achievement of certain individual management objectives and Company financial performance criteria, all as established by the Board of Directors. In connection with the Employment Agreement the Company will grant Mr. Covey options to acquire up to 200,000 shares of Common Stock at an exercise price equal to fair market value on the date of grant.

                             DESCRIPTION OF NOTES

  The Notes will be issued pursuant to an indenture (the "Indenture") to be
dated as of August   , 1997 between the Company and Harris Trust and Savings
Bank, as trustee (the "Trustee"). The terms of the Notes will include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the Indenture (the "Trust Indenture Act"). The Notes will be subject to all such terms, and prospective investors are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

  The statements under this section relating to the Notes and the Indenture are summaries of certain terms applicable to the Notes and the Indenture, and do not purport to be complete and are qualified in their entirety by express reference to the Indenture, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the Trust Indenture Act. Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Indenture. As used in this section, the term "Company" refers only to System Software Associates, Inc., and not to any of its subsidiaries.

GENERAL

  The Notes will be general unsecured obligations of the Company, subordinate in right of payment to certain other obligations of the Company, and convertible into Common Stock of the Company as described below under the heading "--Conversion of Notes." The Notes will be limited to $90,000,000 aggregate principal amount ($103,500,000 aggregate principal amount if the Underwriters' over-allotment option is exercised in full). The Notes will bear interest from the date of initial issuance, at the rate per annum shown on the cover page of this Prospectus, payable semiannually on February 15 and August 15 of each year to Holders of record at the close of business on February 1 and August 1 next preceding each such interest payment date, unless redeemed, repurchased or converted earlier pursuant to the terms of the Indenture. The first interest payment date will be February 15, 1998. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Principal of, and premium, if any, and interest on the Notes will be payable through the Depository (as defined below) or at the office of the paying agent, which will initially be the Trustee. Interest payments for Notes that are not held through the Depository will be mailed to each Holder's registered address. The Notes will mature on August 15, 2002.

  The Notes will be represented by a Global Security registered in the name of a nominee of The Depository Trust Company, as Depository. See "--Book Entry, Delivery and Form." The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Notes may be presented for conversion, exchange or registration of transfer at the office or agency maintained by the Company, which shall initially be the corporate trust office of the Trustee. No service charge is payable for any registration of transfer or exchange of Notes; provided, however, the Company may require payment by a Holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with any such transfer or exchange.

  Prior to this Offering, there has been no public trading market for the Notes. Although the Company intends to apply to list the Notes on the Nasdaq SmallCap Market, there can be no assurance that an active public market for the Notes will develop or, if a public market develops, that the market price will exceed the public offering price set forth on the cover page of this Prospectus. If an active public trading market for the Notes does not develop, the market prices and liquidity of the Notes may be adversely affected. Because the Notes are convertible into Common Stock, the prices at which the Notes trade in the market will likely be affected by the market price of the Company's Common Stock.

CONVERSION OF NOTES

  The Holder of any Note will have the right, exercisable at any time, subject to prior redemption or repurchase, to convert the principal amount of such Note (or any portion thereof that is an integral multiple of $1,000) into shares of Common Stock of the Company at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below (the "Conversion Price").

  The right to convert a Note called for redemption will terminate at the close of business on the fifth Business Day preceding the redemption date for such Note (unless the Company shall default in making the redemption payment when due). A Note for which a Holder has exercised the option of such Holder to require the Company to purchase the Note upon a Change in Control (as defined herein) may be converted only if such Holder's repurchase notice is withdrawn by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date in accordance with the terms of the Indenture.

  Except as provided below, upon conversion, no payment or adjustment will be made for accrued interest on a converted Note or for dividends or distributions on shares of Common Stock issued upon conversion of a Note. If any Holder surrenders a Note for conversion between the record date for the payment of an installment of interest and the Business Day next preceding the following interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date will be paid to the registered Holder of such Note on such record date. In such event, such Note, when surrendered for conversion, must be accompanied by delivery of a check or draft payable in an amount equal to the interest payable on such interest payment date on the principal amount of the Note so converted. If a Note or portion thereof is called for redemption and the Holder elects to convert such Note after it has been called for redemption, the Holder will be entitled to receive interest on such Note for the period from the last interest payment date to the date of conversion. No fractional shares will be issued upon conversion of Notes. The Company will pay an amount of cash based on the market price of the Common Stock on the trading day prior to the date of conversion for any such fractional share interest.

  The initial Conversion Price is subject to adjustment (under formulae set forth in the Indenture) upon the occurrence of certain events, including: (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock; (ii) the issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then Current Market Price per share (as defined in the Indenture); (iii) the subdivision or combination of the outstanding Common Stock; (iv) the distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash); (v) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of Common Stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then Current Market Price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution; (vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with (X) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its subsidiaries for Common Stock expiring within 12 months preceding such tender offer in respect of which no adjustment has been made plus (Y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer; and (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary and in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. The adjustment referred to in clause (vii) above will only be made if (i) the tender offer or exchange offer is for an amount which increases that person's ownership of Common Stock to more than 20% of the total shares of Common Stock outstanding and (ii) the cash and value of any other consideration included in such payment per share of Common
Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in clause (vii) above will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of the Company's assets, as an entirety or substantially as an entirety.

  In the event of a distribution which would trigger an adjustment referred to in clauses (iv) or (v) where the consideration so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price of the Common Stock on the applicable record date, the Company may, instead of making any adjustment in the Conversion Price, make proper provision so that each Holder of a Note who converts such Note (or any portion thereof) after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon conversion, the appropriate amount of such consideration. No adjustment of the Conversion Price will be made until cumulative adjustments to the Conversion Price as last adjusted amount to 1% or more.

  In the case of (i) any reclassification or change of the Common Stock or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

  The Company from time to time may, to the extent permitted by law, reduce the Conversion Price of the Notes by any amount for any period of at least 30 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

REDEMPTION OF NOTES AT THE OPTION OF THE COMPANY

  The Notes may not be redeemed at the Company's option prior to August 15, 2000. Thereafter, the Notes may be redeemed at the option of the Company, in whole or in part, at any time and from time to time, at the redemption prices (expressed in percentages of principal amount) set forth below, together with accrued interest to, but excluding, the date fixed for redemption.

  If redeemed during the twelve-month period beginning August 15,

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2000...........................................................
      2001 and thereafter............................................

  Notice of redemption will be mailed at least 15, but not more than 60, days prior to the redemption date to each Holder of Notes to be redeemed at such Holder's registered address. Interest shall cease to accrue on Notes or portions thereof called for redemption on and after the redemption date.

  If fewer than all the Notes are to be redeemed, the Trustee will select Notes (in principal amounts of $1,000 or integral multiples thereof) for redemption by lot or by a method the Trustee considers fair and appropriate; provided that such method is not prohibited by any stock exchange or market on which the Notes are then listed. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued.

REDEMPTION OF NOTES AT THE OPTION OF HOLDERS UPON A CHANGE IN CONTROL

  In the event of a Change in Control, each Holder will have the option, subject to the terms and conditions of the Indenture, to require the Company to purchase all or any part (provided that the principal amount must be $1,000 or an integral multiple thereof) of the Holder's Notes, on the date (the "Repurchase Date") that is 30 days after the date the Company or the Trustee gives Holders of Notes notice (the "Company Notice") of the occurrence of the Change in Control, for a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Repurchase Date.

  The Company covenants that, prior to the making of the notice to Holders provided for below, but in any event within 30 days following any Change in Control, the Company shall (i) repay in full all indebtedness under the Company's New Credit Facility or offer to repay in full all such indebtedness and to repay the indebtedness of each lender that has accepted such offer or
(ii) obtain the requisite consent under the Company's New Credit Facility to permit the repurchase of the Notes pursuant to this covenant. The Company shall first comply with the covenant in the preceding sentence before it shall be required to repurchase the Notes pursuant to this covenant. The Company also covenants not to make any payment to the holders of the Junior Notes or Warrants arising due to a Change in Control until expiration of the period of time in which a Holder may exercise its repurchase rights. Within 10 days after any Change in Control requiring the Company to deliver the notice to Holders provided for below, the Company shall so notify the Trustee and the lenders under the Company's New Credit Facility.

  On or before the 15th day after the occurrence of the Change in Control, the Company or, at the written request of the Company on or before the 10th day after receipt of such request, the Trustee, shall mail or cause to be mailed to each Holder the Company Notice, setting forth, among other things, the terms and conditions of, and the procedures required for exercise of, the Holder's right to require the purchase of such Holder's Notes. To exercise the repurchase right, a Holder must deliver written notice of such exercise to the Trustee on or before the 30th day after the date of the Company Notice, specifying the Notes with respect to which the right of repurchase is being exercised. Such notice of exercise may be withdrawn by the Holder by a written notice of withdrawal delivered to the paying agent at any time prior to the close of business on the Repurchase Date.

  A "Change in Control" shall be deemed to have occurred at such time after the original issuance of the Notes as

    (a) any Person (other than the Company, any subsidiary of the Company, or any entity Controlled (as defined herein) by the foregoing, any current officer of the Company, or any employee benefit plan of the Company or any such subsidiary) is or becomes the beneficial owner, directly or indirectly, through a purchase or other acquisition transaction or series of transactions (other than a merger or consolidation involving the Company), of shares of capital stock of the Company entitling such Person to exercise in excess of 35% of the total voting power of all shares of capital stock of the Company entitled to vote generally in the election of directors;

    (b) there occurs any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any sale or transfer of the assets of the Company as, or substantially as, an entirety to another Person (other than (i) any such transaction pursuant to which the holders of the Common Stock immediately prior to such transaction have, directly or indirectly, shares of capital stock of the continuing or surviving corporation immediately after such transaction which entitle such holders to exercise in excess of 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in the election of directors and (ii) any merger (1) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or (2) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock and separate series of common stock carrying substantially the same relative rights as the Common Stock); or

    (c) a change in the Board of Directors of the Company in which the individuals who constituted the Board of Directors of the Company at the beginning of the two-year period immediately preceding such change (together with (i) any other director whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved and (ii) the two directors designated from time to time to serve on the Board of Directors by the Private Investors) cease for any reason to constitute a majority of the directors then in office.

  The Holders' redemption right upon the occurrence of a Change in Control could, in certain circumstances, make more difficult or discourage a potential takeover of the Company, and, thus, removal of incumbent management. See "Risk Factors--Anti-Takeover Considerations." The Change in Control redemption right, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Instead, the Change in Control purchase feature is a standard term contained in other similar debt offerings and the terms of such feature have resulted from negotiations between the Company and the Underwriters.

  The Indenture does not permit the Company's Board of Directors to waive the Company's obligation to purchase Notes at the option of a Holder in the event of a Change in Control. The Company could, however, in the future, enter into certain transactions, including highly leveraged recapitalizations, that would not constitute a Change in Control and would, therefore, not provide the Holders with the protection of requiring the Company to repurchase the Notes.

  The holders of Junior Notes and Warrants will be subordinate in right of payment to the holders of the Notes upon a Change in Control under the Indenture or the Purchase Agreement. The right to require the Company to repurchase Notes as a result of the occurrence of a Change in Control, however, could create an event of default under then existing Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver or prior payment in full of the Senior Indebtedness, be blocked by the subordination provisions of the Notes. See "--Subordination of Notes." Failure by the Company to repurchase the Notes when required will result in an Event of Default with respect to the Notes whether or not such repurchase is prohibited by the subordination provisions described below.

SUBORDINATION OF NOTES

  The Notes will be subordinate and junior in right of payment to the extent set forth in the Indenture to all existing and future Senior Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter incurred. Upon (i) any payments or distribution of assets of the Company in any dissolution, winding-up, liquidation or reorganization of the Company (whether in an insolvency or bankruptcy proceeding or otherwise) or (ii) the acceleration of the Notes because of an Event of Default (which acceleration has not been rescinded in accordance with the terms of the Indenture), all amounts due or to become due upon all Senior Indebtedness or to the Trustee shall first be paid in full before any payment is made on or in respect of the Notes.

  Upon the occurrence of an Event of Default with respect to the failure to pay any principal of, premium, if any, or interest on any Senior Indebtedness when due (whether upon stated maturity, acceleration or otherwise), no payment or distribution shall be made to the Trustee or any Holder of Notes in respect of the Notes unless and until such default shall have been cured or waived or shall have ceased to exist. Upon the occurrence of a non-payment Event of Default with respect to certain Designated Senior Indebtedness that permits the holders of such Designated Senior Indebtedness to accelerate its maturity, and following receipt by the Trustee of a written notice of default (a "Payment Blockage Notice") from a representative of the holders of such Designated Senior Indebtedness or the Company, no payment or distribution may be made to the Trustee or any Holder of Notes in respect of the Notes for a period of up to 179 days from the date of such Payment Blockage Notice if the maturity of such Designated Senior Indebtedness has not been accelerated, unless and until such default shall be cured or waived or shall have ceased to exist.

  The subordination provisions described herein will not prevent the occurrence of any Event of Default (as defined in the Indenture). As a result of these subordination provisions, in the event of the insolvency of the Company, Holders of the Notes may recover less ratably than general creditors of the Company.

  "Senior Indebtedness" means the principal of, premium, if any, and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined below) of the Company, whether outstanding on the date of this Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or expressly provides that such Indebtedness is pari passu with or "junior" to the Notes. Notwithstanding the foregoing, the term Senior Indebtedness shall not include any Indebtedness of the Company to any subsidiary of the Company or amounts payable with respect to the Junior Notes, the Warrants or the New Preferred Stock. "Indebtedness" means
(a) the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses and other reimbursement or indemnity obligations in respect of, all indebtedness or obligations of the Company for money borrowed (including purchase money obligations with original maturities in excess of one year), (b) all reimbursement obligations and other liabilities (contingent or otherwise) of the Company with respect to letters of credit, bank guarantees or bankers' acceptances, (c) all obligations and liabilities (contingent or otherwise) in respect of capitalized lease obligations of the Company or obligations under any lease or related document in which the Company is obligated to purchase leased property, (d) all obligations of the Company (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement, (e) all direct or indirect guaranties or similar agreements by the Company in respect of indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d), (f) any indebtedness or other obligations described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by the Company and (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

  The principal amount of Senior Indebtedness outstanding at July 31, 1997 was approximately $86.0 million. Upon completion of the Recapitalization, of which this Offering forms a part, it is estimated that the principal amount of Senior Indebtedness outstanding will be approximately $2.1 million (assuming the Existing Subordinated Debt is repaid or converted following the Recapitalization). See "Use of Proceeds." In addition, the Company may incur up to approximately $30.0 million of additional Senior Indebtedness under the New Credit Facility. The Indenture will not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness which any Subsidiary can incur.

MERGER AND CONSOLIDATION

  The Company may consolidate with or merge with or into any other corporation, and the Company may transfer its property and assets substantially as an entirety to any person, provided: (i) either the Company is the resulting or surviving corporation, or the successor corporation is a domestic corporation and the successor expressly assumes, by supplemental indenture executed and delivered to the Trustee, payment of the principal of, premium, if any, and interest on the Notes and performance and observance of every obligation of the Company under the Indenture, and (ii) immediately before and immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing.

COVENANTS

  The Indenture will contain limited covenants restricting the activities of the Company. See "Risk Factors--Payment of Junior Notes Prior to Notes Under Certain Circumstances; Terms Favorable to Holders of Junior Notes and Warrants." The Indenture will provide that the Company shall not adopt any plan of liquidation which provides for, contemplates or the effectuation of which is preceded by, (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company otherwise than substantially as an entirety and (ii) the distribution of all or substantially all the proceeds of such sale, lease, conveyance or other disposition and of the remaining assets of the Company, unless the Company makes provisions for satisfaction of the Company's obligation to pay principal and interest on the Notes.

  The Indenture will also provide that, without the consent of at least a majority in principal amount of the Notes then outstanding, the Company shall not amend, modify or alter the terms of the Junior Notes, the Warrants or the New Preferred Stock in any way that will (i) increase the amount of cash interest payable on any Junior Notes or advance the dates on which such cash interest is payable, (ii) advance the final maturity date of any Junior Notes to a date prior to the maturity date of the Notes, or (iii) otherwise be materially adverse to the interests of the Holders of the Notes as holders of debt securities of the Company. The Indenture will also prohibit the optional prepayment of the Junior Notes by the Company prior to the maturity of the Notes unless (i) such payments are made by the Company with the proceeds from the issuance of (y) Indebtedness having a lower effective interest rate than the Junior Notes and a maturity date not earlier than the maturity date of the Notes or (z) equity capital and (ii) the average trading price of the Common Stock during the 60 trading days immediately preceding the second business day prior to the date of the repurchase is at least 130% of the Conversion Price. The Indenture will also prohibit the Company from exercising its right to repurchase the Preferred Stock Warrant and Control Rights (each as defined herein) for so long as any Notes are outstanding.

EVENTS OF DEFAULT; NOTICE AND WAIVER

  If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding may declare all unpaid principal of and accrued interest to the date of acceleration on the Notes then outstanding to be due and payable immediately; except that in the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the Notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it.

  The Holders of a majority in aggregate principal amount of the Notes then outstanding may on behalf of the Holders of all Notes waive any past Default or Event of Default and its consequences (except a Default or an Event of Default in the payment of principal or interest on the Notes or arising with respect to the conversion rights of the Holders).

  The term "Event of Default" when used in the Indenture will mean any one of the following: (i) failure of the Company to pay interest for 30 days or principal or premium, if any, when due; (ii) failure of the Company to comply with any of its other agreements contained in the Notes or the Indenture for 30 days after notice, other than the failure of the Company to comply with (x) the restrictions on liquidation, consolidation, merger or transfer of all or substantially all of its assets, (y) the restrictions on modifying the terms of the Junior Notes, Warrants or New Preferred Stock without the consent of the requisite Holders, prepaying the Junior Notes or repurchasing the Preferred Stock Warrant and Control Rights, or (z) the provisions regarding the conversion of the Notes, each of which shall constitute a default upon such notice without the passage of time; (iii) default by the Company or any Significant Subsidiary with respect to its obligation to pay principal of or interest on Indebtedness aggregating more than $10.0 million, or the acceleration of such Indebtedness of the Company under the terms of the instruments evidencing such Indebtedness, which has not been withdrawn within 10 days from the date of such default; (iv) the entry by a court of competent jurisdiction of a judgment, order or decree against the Company or any Significant Subsidiary in an aggregate amount (excluding amounts covered by insurance) in excess of $1,000,000, which judgment, order or decree remains undischarged, unstayed and unsatisfied for a period of 60 consecutive days; and
(v) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary.

  The Indenture will provide that the Trustee shall, within 90 days after the Trustee has knowledge of the occurrence of any default (the term "default" to include the events specified above without grace or notice) known to it, give to the Holders of Notes notice of such default, unless such default shall have been cured or waived before the giving of such notice; provided that, the Trustee may withhold from Holders notice of a default or an Event of Default (except a default or an Event of Default in the payment of principal, premium, if any, or interest) if the Trustee determines in good faith that the withholding of such notice is in the interest of the Holders of the Notes.

  The Indenture will provide that no Holder of a Note may pursue any remedy under the Indenture against the Company (except actions for payment of overdue principal, premium, if any, or interest or for the conversion of the Notes), unless (i) the Holder gives to the Trustee written notice of a continuing Event of Default, (ii) the Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy,
(iii) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense, (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and (v) the Trustee shall not have received a contrary direction from the Holders of a majority in principal amount of the outstanding Notes.

  The Indenture will provide that the Company shall deliver to the Trustee within 90 days after the end of each fiscal year of the Company, an Officer's Certificate as to the signer's knowledge of the Company's compliance with all conditions and covenants on its part contained in the Indenture and stating whether or not the signer knows of any default or Event of Default. If such signer knows of such a default or Event of Default, such certificate shall describe the default or Event of Default and the efforts to remedy the same.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and canceled upon payment or conversion of all the Notes outstanding. At any time when all the Notes shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, the Company may terminate all of its obligations under the Indenture, other than its obligation to pay the principal, premium, if any, and interest on the Notes and certain other obligations (including its obligation to deliver shares of Common Stock upon conversion of any Notes), by depositing with the Trustee monies sufficient to pay at maturity or upon redemption all the principal, premium, if any, and interest due on the Notes on such date of maturity or redemption, and all other sums payable by the Company under the Indenture.

AMENDMENT AND WAIVER

  Subject to the exceptions described below, the Company and the Trustee may supplement the Indenture or the Notes with the consent of the Holders of a majority in principal amount of the outstanding Notes. The Holders of a majority in principal amount of the Notes then outstanding may (a) waive compliance in a particular instance by the Company with any provision of the Indenture or the Notes or (b) waive any past default or Event of Default under the Indenture and its consequences, except (i) a default in the payment of interest or premium, if any, on, or the principal of, the Notes, (ii) a failure by the Company to convert any Notes into Common Stock, (iii) a default in the payment of redemption or repurchase price or (iv) a default in respect of a covenant or provisions which require the consent of the Holders of all Notes then outstanding. See "--Events of Default; Notice and Waiver." Notwithstanding the foregoing, without the consent of the Holder of each Note affected thereby, the Company and the Trustee may not supplement the Indenture or the Notes to (i) extend the fixed maturity of any Note, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof or premium, if any, thereon, or reduce any amount payable on redemption thereof, or impair the right of any Holder of a Note to institute suit for the payment thereof, or make the principal thereof or interest or premium, if any, thereon payable in any coin or currency other than that provided in the Notes, or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the Holders of the Notes in any material respect, or change the obligation of the Company to repurchase any Note upon the occurrence of a Change in Control in a manner adverse to the Holder of Notes, or impair the right to convert the Notes into Common Stock in any material respect, or (ii) reduce the percentage of Notes required to consent to any supplemental indenture.

BOOK ENTRY, DELIVERY AND FORM

  The Notes will be issued in denominations of $1,000 and integral multiples thereof and will be issued only in fully registered form. Except under the circumstances described below, the Notes will be issued in whole or in part in the form of a Global Security that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depository as may be subsequently designated (the "Depository"), and registered in the name of a nominee of the Depository.

  So long as the Depository, or its nominee, is the registered owner of a Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner of the Notes represented by such Global Security for all purposes under the Indenture. Payments of principal of and premium, if any, and any interest on the Notes represented by a Global Security will be made to the Depository or its nominee, as the case may be, as the holder of such Global Security. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Notes and will not be considered the Holders thereof under the Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, the Company will issue individual certificated Notes in exchange for the Global Security in an aggregate principal amount equal to the principal amount of the Global Security. In such instance, an owner of a Note represented by a Global Security will be entitled to physical delivery of individual certificated Notes for the Note represented by such Global Security and to have such certificated Notes registered in such owner's name. Individual certificated Notes so issued will be issued as registered Notes in denominations of $1,000 and integral multiples thereof.

  Any person having a beneficial interest in Notes evidenced by a Global Security shall, as permitted by the terms of the Indenture, be entitled to have its interest in the Global Security be exchanged for a certificated Note upon written request to the Trustee and in accordance with the standing instructions and procedures existing between the Trustee and the Depository.

  DTC has confirmed to the Company, the Trustee and the Underwriters the following information:

    1. DTC will act as securities depository for the Global Security. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Security will be issued for the Notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

    2. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal reserve system, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized/book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    3. Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owners") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

    4. To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    5. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    6. Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    7. Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    8. Principal and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Underwriter or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    9. DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company and the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated Notes are required to be printed and delivered.

    10. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificated Notes will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  None of the Company, the Trustee or any agent for payment on or registration of transfer or exchange of the Global Security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

CONCERNING THE TRUSTEE

  Harris Trust and Savings Bank will be the Trustee under the Indenture.

  The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in the Indenture) and there exists a default with respect to the Notes, it must eliminate such conflict or resign.

  The Holders of a majority in principal amount of all outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee, provided that such direction does not conflict with any rule of law or with the Indenture. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless such Holders shall have offered to the Trustee indemnity satisfactory to the Trustee against any loss, liability, expense or fee.

                      DESCRIPTION OF THE PRIVATE OFFERING


  The Junior Notes and the Warrants will be issued pursuant to a Securities Purchase Agreement (the "Purchase Agreement") between the Company and the Private Investors. The statements under this section are summaries of certain terms applicable to the Junior Notes and the Warrants, and do not purport to be complete and are qualified in their entirety by express reference to the Purchase Agreement, including the exhibits thereto, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used herein shall have the same meanings specified in the Purchase Agreement.

JUNIOR NOTES

  General

  The Junior Notes and the Warrants are being sold as units in the Private Offering that is expected to close concurrently with this Offering. The closing of the Private Offering is contingent on the satisfaction of a number of conditions, including, satisfactory completion of due diligence, the negotiation of definitive agreements, the completion of the offering of the Notes offered hereby, the entry into the New Credit Facility, the entry into a new employment agreement with Roger E. Covey, Chairman and Chief Executive Officer of the Company, on terms mutually acceptable to the Private Investors, the Company and Mr. Covey and other customary closing conditions. The Junior Notes will be general unsecured obligations of the Company, subordinate in right of payment to the Notes and the New Credit Facility and certain other obligations of the Company. The Junior Notes will be in the aggregate principal amount of $48.4 million and will bear interest at a rate of 12% per annum for the first four years following the closing date, 14% per annum for the fifth year, and thereafter at a rate of 16% per annum, in each case computed on the basis of a 360-day year. Interest on the Junior Notes will increase by 4% per annum upon the occurrence and during the continuance of any payment or other material default. Interest is payable quarterly in arrears in cash, except that at the Company's option, in certain circumstances, the Company may pay interest in the form of additional Junior Notes, of up to 6% per annum in years 1 through 4, up to 3.5% per annum in year 5 and zero thereafter. The Junior Notes will mature on August 1, 2003, and will not be prepayable at the option of the Company until the first anniversary of the closing date.

  Prepayment of the Junior Notes

  After the first anniversary of the closing date, the Junior Notes may be prepaid at the Company's election upon payment of a premium equal to 12% of the principal amount repaid in the second year, 10% of the principal amount repaid in the third year, and 6% of the principal amount repaid thereafter, as long as
(i) the Junior Notes are repaid with the proceeds from the issuance of (y) debt having a lower effective interest rate than the Junior Notes and a maturity date not earlier than the maturity date of the Notes or (z) equity securities and (ii) the average trading price of the Common Stock during the 60 trading days immediately preceding the second business day prior to the date of repurchase is at least 130% of the Conversion Price.

  Junior Notes Covenants

  The Junior Notes will require the Company to comply with various covenants, including, without limitation, certain financial covenants based on achievement of specified levels of EBITDA on a rolling four-quarter basis and revenues on a rolling twelve-month basis, and restrictions on mergers, consolidations, sales of assets, liens, transactions with affiliates, engaging in new lines of business, payment of dividends and redemption and prepayment of debt (other than the Notes and other Senior Indebtedness) and limitations on the issuance of additional debt ranking pari passu or senior to the Junior Notes (other than the Notes and a specified aggregate maximum amount under the New Credit Facility together with other Senior Indebtedness).

  Junior Notes Events of Default

  Events of default under the Junior Notes include, without limitation, payment defaults, covenant defaults, cross defaults to acceleration of other significant indebtedness, bankruptcy and a Change in Control.

  Restrictions on Mr. Covey's Shares

  The Stockholders Agreement to be entered into among the Company, the Private Investors and Mr. Covey in connection with the Private Offering (the "Stockholders Agreement") contains certain restrictions on the voting rights and transferability of shares of Common Stock held by Mr. Covey. Upon and during the continuation of either (i) the breach of any financial covenant or any other material event of default under the Junior Notes, or (ii) the failure of the Company to recruit a new Chief Operating Officer/President mutually acceptable to the Company and the Private Investors, Mr. Covey will be required to vote his shares as directed by the Private Investors. The Junior Notes also provide that Mr. Covey will grant a right of first refusal to the Private Investors, subject to certain de minimis exceptions, with respect to any transfer by him of equity securities of the Company (other than certain specified transfers to charitable organizations and his children). Mr. Covey will also permit the Private Investors to participate on a pro rata basis in the sale by him of equity securities of the Company, and the Private Investors will permit Mr. Covey to participate in any public or private sale of equity securities of the Company by them (in each case subject to certain exceptions).

WARRANTS

  The Company will issue to the Private Investors Warrants that are exercisable for either (i) Common Stock representing 19.9% of the Common Stock outstanding on the closing date for the Private Offering (the "Common Stock Warrants"), or
(ii) the Company's Series A Preferred Stock, par value $0.01 per share (the "New Preferred Stock") (the "Preferred Stock Warrants", and together with the Common Stock Warrants, the "Warrants"), having an aggregate liquidation preference of up to $137.5 million. The Common Stock Warrants will no longer be exercisable upon the exercise or purchase of the Preferred Stock Warrants and the Control Rights, and the Preferred Stock Warrants will no longer be exercisable upon the exercise of the Common Stock Warrants. The following discussion of the terms and provisions of the Warrants is qualified in its entirety by reference to the Purchase Agreement and the Warrants.

  Common Stock Warrants

  Each holder of a Common Stock Warrant is entitled to purchase shares of Common Stock at an exercise price equal to the lowest of (i) $7.07, which is 85% of the average closing price of the Common Stock for the 30 trading days ending on the trading day immediately preceding July 14, 1997, which average is $8.32, (ii) 85% of the average closing price of the Common Stock for the 30 trading days ending on the trading day immediately preceding the date of issuance of the Junior Notes, or (iii) 85% of the average closing price of the Common Stock for the 30 trading days immediately following the date of issuance of the Common Stock Warrants. The Common Stock Warrants are exercisable at any time until the earliest of (x) ten years from the date of the closing of the Private Offering, (y) the date of the exercise of the Preferred Stock Warrant or the Control Rights (as defined below) or (z) the date of the repurchase of the Preferred Stock Warrants and the Control Rights by the Company following notice of exercise by the holders. The Warrants are, upon issuance, immediately transferable separately from the Junior Notes. The Common Stock Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and the number of shares subject to such Common Stock Warrants in certain events, such as the issuance or sale of equity securities at a price lower than the per share exercise price of the Common Stock Warrants, stock and cash dividends, stock splits, mergers, a sale of all or substantially all of the Company's assets at less than market values, and other customary anti-dilution events (including, without limitation, the issuance of shares upon conversion of the Existing Subordinated

Debt). Other than as discussed below, the holders of the Warrants will not have any rights as a stockholder of the Company unless and until such holder exercises the Warrants.

  Preferred Stock Warrants

  The Preferred Stock Warrants are exercisable upon not less than thirty (30) days' prior written notice to the Company on or after September 1, 2003 or upon not less than three days' prior written notice to the Company upon the earlier event of any liquidation, Change in Control or bankruptcy of the Company, and will expire ten years from the date of closing of the Private Offering or the earlier exercise of the Common Stock Warrants.

  The New Preferred Stock issuable upon exercise of the Preferred Stock Warrants will have an aggregate liquidation preference equal to $137.5 million and will accrue aggregate cumulative dividends at a per annum rate equal to 21% of such liquidation preference. These dividends will be payable in cash, although the Company may, at its option, pay up to 14% of the liquidation preference in additional shares of New Preferred Stock. The aggregate exercise price for the Preferred Stock Warrants will be $20.0 million. The Private Investors will have the option to elect a "net exercise" pursuant to which they would receive New Preferred Stock having an aggregate liquidation preference equal to $117.5 million and would make no cash payment. The Company will have the right to repurchase the Preferred Stock Warrant and the Control Rights from the Private Investors at any time for $117.5 million, but if the Company has received notice of the holder's intent to exercise the Preferred Stock Warrant or the Control Rights, the Company shall exercise its right to repurchase the Preferred Stock Warrant and the Control Rights prior to the proposed date of exercise specified in such notice. The Company's repurchase of the Preferred Stock Warrants and the Control Rights will not be permitted by the terms of the Notes so long as the Notes remain outstanding.

  Control Rights

  The Private Investors will be entitled to designate two directors in their sole discretion and the Company will designate a third, new independent director, subject to the approval of the Private Investors. The number of directors of the Company will be fixed at seven. At any time after the earlier of September 30, 2003 or the occurrence of certain triggering events (including liquidation, Change in Control or bankruptcy), holders of the Warrants will have the right (upon at least thirty (30) days' prior written notice to the Company, or upon at least three days' prior written notice to the Company in the event of any liquidation, Change in Control or bankruptcy of the Company) to elect a majority of the Board of Directors (the "Control Rights"). The Control Rights lapse on the earliest of (i) ten years from the date of the closing of the Private Offering, (ii) the exercise of the Common Stock Warrant or (iii) the repurchase of the Preferred Stock Warrant and the Control Rights by the Company. Directors elected upon exercise of the Control Rights will not vote on repurchase of the Preferred Stock Warrant, subject to their fiduciary duties.

  Common Stock Warrant Veto Rights; Covenants

  For so long as the original holders own Common Stock Warrants to purchase more than 5% of the Company's outstanding Common Stock, the Company may not, without the prior consent of holders of a majority of the Common Stock Warrants, take certain actions, including (i) the declaration or payment of any dividend or redemption of any equity securities; (ii) the incurrence of any debt, subject to certain exceptions (including the Notes and the New Credit Facility); (iii) the entry into any merger, consolidation, sale, assignment or lease of any material portion of its assets; (iv) the purchase or acquisition of a material portion of the equity or assets of any other business or entity;
(v) the entry into or amendment of any partnership or joint venture agreement;
(vi) any assignment for the benefit of creditors, bankruptcy or the taking of steps toward dissolution; (vii) any material change in the nature of the Company's business; or (viii) the creation or transfer of assets to any subsidiary of the Company.

  For so long as the original holders own Common Stock Warrants to purchase more than 5% of the Company's outstanding Common Stock, on or after the breach of any financial covenant or other material event of default under the Purchase Agreement, or the failure of the Company to recruit a new Chief Operating Officer/President mutually acceptable to the Company and the Private Investors, the Company may not, without the prior consent of holders of a majority of the Common Stock Warrants, take certain actions, including without limitation, (i) expand the size of the board of directors or create or expand any committee of the board, (ii) elect, appoint or remove certain specified officers of the Company, or (iii) approve or expand its annual budget and related business plans.

  Registration Rights

  Warrant holders will be entitled to two demand registrations covering the shares of Common Stock and New Preferred Stock issuable upon exercise of the Warrants and unlimited piggyback registrations, subject to customary cutback provisions.

  Management Agreement

  In connection with the Recapitalization, the Company will enter into a Management Agreement with Bain Capital under which Bain Capital will provide management consulting services to the Company on normal and customary rates based on the actual services provided, in an amount up to $500,000 per year or such greater amount of services as may be approved by the Board of Directors.

                          DESCRIPTION OF COMMON STOCK

COMMON STOCK

  The holders of the Common Stock are entitled to one vote per share on all matters voted on by stockholders, including election of directors, and, except under certain circumstances, for the voting rights of the Warrants, and as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of the preferred stock, the holders of shares of Common Stock exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the shares entitled to vote at a meeting at which a quorum is present can elect all of the directors then standing for election. Subject to any preferential rights of any outstanding series of preferred stock or the New Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. See "Price Range of Common Stock and Dividend Policy." The holders of Common Stock have no preemptive rights and no rights to convert their shares of Common Stock into any other security. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock issuable upon conversion of the Notes will be, upon issuance, fully paid and nonassessable. As of June 30, 1997, 42,646,400 shares of Common Stock were issued and outstanding and were held by approximately 451 holders of record.

RIGHTS PLAN

  On April 26, 1988, the Board of Directors of the Company declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock (collectively, the "Voting Stock") payable to holders of record as of the close of business on and generally to shares of Common Stock issuable under the Company's stock option plans. One right will also attach to each share of Common Stock issued by the Company subsequent to May 5, 1988 and prior to the Distribution Date (as defined below). Each Right entitles the registered holder to purchase, after the Distribution Date, from the Company one share of Common Stock at a price of $47.00 (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement, dated as of May 3, 1988 (the "Rights Agreement"), between the Company and The First National Bank of Chicago, as Rights Agent (the "Rights Agent"), as amended and supplemented. The Rights Plan is set forth in full in the Rights Agreement and the description thereof herein is qualified in its entirety by reference to such Rights Agreement.

  In general, the Rights become exercisable or transferable only upon the occurrence of certain events related to changes in ownership of the Voting Stock. Each Right entitles its holder to purchase from the Company one share of Common Stock, at a purchase price of $47.00 per Share, subject to adjustment. The Rights will separate from the Voting Stock and become exercisable or transferable on a distribution date (the "Distribution Date"), which will occur on the earlier of (i) a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of securities representing 20% or more of the Voting Stock of the Company or (ii) 10 days following the commencement of (or a public announcement of an intention to make) a tender or exchange offer that would result in a person or group of related persons becoming the beneficial owner of at least 30% of the outstanding Voting Stock. Upon the occurrence of these or certain other events related to changes in the ownership of the Voting Stock, each holder of a Right (other than those owned by the Acquiring Person or persons purchasing from the Acquiring Person) would be entitled to purchase shares of the Voting Stock, or an acquiring corporation's common stock, having a market value equal to two times the exercise value of the Right.

  The Rights expire on the earliest of (i) May 3, 1998, (ii) consummation of a merger transaction with a person or group who acquired Voting Stock pursuant to transaction approved by a majority of the disinterested members of the Company's Board of Directors, or (iii) redemption of the Rights. Subject to certain conditions, the Rights may be redeemed by the Company's Board of Directors at any time at a price of $0.01 per Right. The Rights are not currently exercisable and trade together with the shares of Voting Stock associated therewith.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain United States federal income tax considerations relevant to holders of the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the Notes, and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons, may be subject to special rules. In addition, this discussion is limited to persons that purchase the Notes in this Offering and hold the Notes as a "capital asset" within the meaning of Section 1221 of the Code.

  ALL PROSPECTIVE PURCHASERS OF THE NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK.

CONVERSION OF NOTES INTO COMMON STOCK

  In general, no gain or loss will be recognized for federal income tax purposes on a conversion of the Notes into shares of Common Stock. However, cash paid in lieu of a fractional share of Common Stock will likely result in taxable gain (or loss), which will be capital gain (or loss), to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Note allocable to such fractional share. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Note converted, reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of an investor in the Common Stock received on conversion will include the period during which the converted Notes were held.

  The Conversion Price of the Notes is subject to adjustment under certain circumstances. See "Description of Notes--Conversion of Notes." Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current earnings and profits as of the end of the taxable year to which the constructive distribution relates and/or accumulated earnings and profits, if and to the extent that certain adjustments in the Conversion Price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a holder of Notes in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the Conversion Price of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current earnings and profits as of the end of the taxable year to which the constructive distribution relates and/or accumulated earnings and profit.

MARKET DISCOUNT

  Investors acquiring Notes pursuant to this Prospectus should note that the resale of those Notes may be adversely affected by the market discount provisions of Sections 1276 through 1278 of the Code. Under the market discount rules, if a holder of a Note purchases it at market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount on a Note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g. gifts). Any accrued market discount not previously taken into income prior to a conversion of a Note, however, is likely to carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock to the extent of any gain recognized on such disposition. In addition, absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

SALE, EXCHANGE OR RETIREMENT OF NOTES

  Each holder of Notes generally will recognize gain or loss upon the sale, exchange, redemption, repurchase, retirement or other disposition of those Notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in those Notes (including any market discount previously included in income by the holder). Each holder of Common Stock into which the Notes are converted, in general, will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock measured under rules similar to those described in the preceding sentence for the Notes. Special rules may apply to redemptions of Common Stock which may result in different treatment. Any such gain or losses recognized on the sale, exchange, redemption, repurchase, retirement or other disposition of a Note or share of a Common Stock should be capital gain or loss (except as discussed under "--Market Discount" above), and would be long-term capital gain or loss if the Note or the Common Stock had been held for more than one year at the time of the sale or exchange. Under recently enacted legislation, the maximum regular individual U.S. federal income tax rate on capital gains is 20% for property held for more than 18 months and 28% for property held for more than one year but not more than 18 months. Capital gains on the sale of property held for one year or less are subject to U.S. federal income tax at ordinary income rates. An investor's initial basis in a Note will be the cash price paid therefor.

BACK-UP WITHHOLDING

  A holder of Notes or Common Stock may be subject to "back-up withholding" from a reportable payment at a rate of 31% if, among other things, (i) the holder fails to furnish a social security number or other taxpayer identification number ("TIN") to the Company certified under penalties of perjury within a reasonable time after the request therefor; (ii) the IRS notified the Company that the TIN furnished by the holder is incorrect; (iii) the IRS notifies the Company that backup withholding should be commenced because the holder has failed to properly report interest or dividends; or (iv) when required to do so, the holder fails to certify under penalties of perjury that such holder is not subject to backup withholding or that the TIN provided to the Company is correct. Reportable payments include interest payments, dividend payments and, under certain circumstances, principal payments on the Notes. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the back-up withholding rules is creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS. Back-up withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from back-up withholding is properly established.

  The Company will report to the holders of Notes and Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

                                  UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representative, Alex. Brown & Sons Incorporated, have severally agreed to purchase from the Company the following respective principal amounts of Notes set forth opposite their names below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                      PRINCIPAL
                                                                      AMOUNT OF
      UNDERWRITER                                                       NOTES
      -----------                                                    -----------
      Alex. Brown & Sons Incorporated............................... $
                                                                     -----------
          Total..................................................... $90,000,000
                                                                     ===========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase the entire principal amount of Notes offered hereby if any such Notes are purchased.

  The Company has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of    % of such offering price. The
Underwriters may allow, and such dealers may reallow, a concession not in
excess of    % of the public offering price of the Notes to certain other dealers. After the initial offering of the Notes, the offering price and the other selling terms may be changed by the Underwriters.

  The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an additional $13.5 million aggregate principal amount of Notes at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of additional Notes that the Notes to be purchased by it shown in the above table bears to $90.0 million, and the Company will be obligated, pursuant to the option, to sell such Notes to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Notes offered hereby. If purchased, the Underwriters will offer such additional Notes on the same terms as those on which the $90.0 million principal amount of Notes are being offered.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  The Company has agreed not to offer, sell or otherwise dispose of any shares of Common Stock, or securities convertible into or exchangeable for such stock, for a period of at least 90 days after the date of this Prospectus, without the prior written consent of the Representative, excepting the Warrants issued in the Private Offering or the grant or exercise of options pursuant to the Company's existing stock option and purchase plans. The directors and executive officers of the Company have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of at least 90 days after the effective date of the Registration Statement without the prior written consent of the Representative. The holder of the Existing Subordinated Debt has agreed not to offer, sell or otherwise dispose of 1.2 million shares of Common Stock issuable upon conversion of the Existing Subordinated Debt for a period of at least 45 days after the effective date of the Registration Statement, and for at least 90 days after the effective date of the Registration Statement with respect to the approximately 2.4 million remaining shares issuable upon conversion of the Existing Subordinated Debt.

  The Notes are a new issue of securities with no established trading market. The Company intends to apply to list the Notes on the Nasdaq SmallCap Market. The Company has been advised by the Underwriters that the Underwriters plan to make a market in the Notes as permitted by applicable laws and regulations. The Underwriters are not obligated to make such a market and may discontinue any market trading at any time without notice. No assurance can be given therefore as to the liquidity of or trading markets for the Notes. The Representative of the Underwriters makes a market in the Common Stock.

  Until the distribution of the Notes is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Notes and the Common Stock. As an exception to these rules, the Representative is permitted to engage in certain transactions that stabilize the price of the Notes and the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes and the Common Stock.

  If the Underwriters create a short position in the Notes in connection with this Offering, i.e., if they sell a greater aggregate principal amount of Notes than is set forth on the cover page of this Prospectus, the Representative may reduce that short position by purchasing Notes in the open market. The Representative may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The Representative may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representative purchases Notes in the open market to reduce the Underwriters' short position or to stabilize the price of the Notes, it may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those Notes as part of this Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes or the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representative will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. Passive market making may stabilize or maintain the market price of the Common Stock and, consequently, the Notes above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company incorporates herein by reference the following documents it has previously filed with the Commission (File No. 0-15322) pursuant to the Exchange Act:

    (a) the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996, as amended;

    (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 1997 and April 30, 1997;

    (c) the Company's Proxy Statement for the Annual Meeting of Stockholders held on May 28, 1997;

    (d) the Company's Current Reports on Form 8-K filed November 8, 1996, November 15, 1996, November 19, 1996, December 11, 1996, January 10, 1997 and April 30, 1997;


    (e) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, declared effective February 12, 1987; and

    (f) the description of the Company's Common Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A, filed May 18, 1988.

  All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall also be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Neither the Company nor the Underwriters will update this Prospectus for events occurring subsequent to the date of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be made to the attention of the Investor Relations Department at the principal executive offices of the Company, 500 West Madison, 32nd Floor, Chicago, Illinois 60661 or by telephone at (312) 641-2900.

                                 LEGAL MATTERS

  The validity of the Notes will be passed upon for the Company by Sachnoff & Weaver, Ltd. ("S&W") and for the Underwriters by Willkie Farr & Gallagher. William N. Weaver, Jr., a member of the Board of Directors, is a member of S&W. S&W has acted and continues to act as counsel to the Company with regard to certain matters and has received legal fees for services rendered in connection therewith.

  In consideration for Mr. Weaver's services as a director, the Company has granted S&W options to purchase a total of 92,250 shares of the Company's Common Stock. In addition to his pro rata interest in the shares underlying such options, Mr. Weaver owns 300,000 shares of the Company's Common Stock.

                                    EXPERTS

  The consolidated financial statements of the Company as of October 31, 1996 and for the year then ended have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements as of October 31, 1995 and for the two years then ended, included in this Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
YEARS ENDED OCTOBER 31, 1994, 1995 and 1996
 Independent Auditors' Report (KPMG Peat Marwick LLP).....................  F-2
 Report of Independent Accountants (Price Waterhouse LLP).................  F-3
 Consolidated Balance Sheets as of October 31, 1995, as restated, and
  1996....................................................................  F-4
 Consolidated Statements of Operations for the years ended October 31,
  1994 and 1995, as restated, and 1996....................................  F-6
 Consolidated Statements of Cash Flows for the years ended October 31,
  1994 and 1995, as restated, and 1996....................................  F-7
 Consolidated Statements of Changes in Stockholders' Equity for the years ended October 31, 1994 and 1995, as restated, and 1996..................  F-8
 Notes to Consolidated Financial Statements...............................  F-9
SIX MONTHS ENDED APRIL 30, 1996 and 1997
 Consolidated Balance Sheets as of October 31, 1996 and April 30, 1997
  (unaudited)............................................................. F-22
 Consolidated Statements of Operations for the six month periods ended
  April 30, 1996 and 1997 (unaudited)..................................... F-24
 Consolidated Statements of Cash Flows for the six month periods ended
  April 30, 1996 and 1997 (unaudited)..................................... F-25
 Notes to Consolidated Financial Statements............................... F-26

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
System Software Associates, Inc.

  We have audited the accompanying consolidated balance sheet of System Software Associates, Inc. and its subsidiaries as of October 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of System Software Associates, Inc. and its subsidiaries as of October 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Chicago, Illinois
January 7, 1997, except as to
Notes 6, 7, and 11 which are
as of January 29, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
System Software Associates, Inc.

  In our opinion, the accompanying consolidated financial statements listed in the accompanying index present fairly, after the restatement described in Note 2, in all material respects, the financial position of System Software Associates, Inc. and its subsidiaries at October 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended October 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of System Software Associates, Inc. and its subsidiaries for any period subsequent to October 31, 1995.

                                          /s/ Price Waterhouse LLP

Chicago, Illinois
January 7, 1997, except as to Notes 6, 7 and 11
which are as of January 29, 1997

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                  OCTOBER 31,
                                                                ---------------
                                                                  1995
                            ASSETS                              RESTATED  1996
                            ------                              -------- ------
                                                                 (IN MILLIONS)
Current Assets:
  Cash and equivalents.........................................  $ 57.1  $ 38.1
  Accounts receivable, less allowance for doubtful accounts of
   $12.5 and $16.5.............................................   184.6   163.6
  Income taxes receivable......................................     --      4.4
  Deferred income taxes........................................     7.0    10.1
  Prepaid expenses and other current assets....................    21.3    25.5
                                                                 ------  ------
    Total current assets.......................................   270.0   241.7
                                                                 ------  ------
Property and Equipment:
  Data processing equipment....................................    30.9    37.3
  Furniture and office equipment...............................    14.1    18.7
  Leasehold improvements.......................................     7.8     9.0
  Transportation equipment.....................................     2.8     2.3
                                                                 ------  ------
                                                                   55.6    67.3
  Less--Accumulated depreciation and amortization..............    31.3    39.5
                                                                 ------  ------
    Total property and equipment...............................    24.3    27.8
                                                                 ------  ------
Other Assets:
  Software costs, less accumulated amortization of $41.1 and
   $61.1.......................................................    59.0    82.8
  Cost in excess of net assets of acquired businesses, less
   accumulated amortization of $6.0 and $8.7...................    18.2    22.8
  Deferred income taxes........................................     --      1.2
  Investments in associated companies..........................    16.5     2.2
  Miscellaneous................................................     5.2     5.9
                                                                 ------  ------
    Total other assets.........................................    98.9   114.9
                                                                 ------  ------
    Total Assets...............................................  $393.2  $384.4
                                                                 ======  ======




          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                      OCTOBER 31,
                                           -----------------------------------
   LIABILITIES AND STOCKHOLDERS' EQUITY      1995 RESTATED         1996
   ------------------------------------    ------------------ ----------------
                                           (IN MILLIONS, EXCEPT SHARE DATA)
Current Liabilities:
  Current maturities of senior notes
   payable................................  $            4.0  $            --
  Accrued commissions and royalties.......              28.7              26.3
  Accounts payable and other accrued
   liabilities............................              46.9              62.5
  Accrued compensation and related
   benefits...............................              23.5              23.8
  Deferred revenue........................              61.7              58.8
  Income taxes payable....................              12.9               --
                                            ----------------  ----------------
    Total current liabilities.............             177.7             171.4
                                            ----------------  ----------------
Long-Term Obligations.....................              33.9              75.1
                                            ----------------  ----------------
Deferred Revenue..........................              27.3              27.7
                                            ----------------  ----------------
Deferred Income Taxes.....................               9.9               --
                                            ----------------  ----------------
Minority Interest in Consolidated
 Subsidiaries.............................               1.0               --
                                            ----------------  ----------------
Stockholders' Equity:
  Preferred stock, $.01 par value, 100,000
   shares authorized, none issued or
   outstanding............................               --                --
  Common stock, $.0033 par value,
   60,000,000 shares authorized,
   42,094,500 and 42,577,000 shares
   issued.................................               0.1               0.1
  Capital in excess of par value..........              26.1              32.8
  Retained earnings.......................             115.5              78.5
  Unrealized gain on available-for-sale
   securities.............................               2.5               --
  Cumulative translation adjustment.......              (0.8)             (1.2)
                                            ----------------  ----------------
    Total stockholders' equity............             143.4             110.2
  Commitments and Contingencies (Note 11).               --                --
                                            ----------------  ----------------
    Total Liabilities and Stockholders'
     Equity...............................  $          393.2  $          384.4
                                            ================  ================


          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                           YEAR ENDED OCTOBER 31,
                                    ------------------------------------------
                                        1994           1995
                                      RESTATED       RESTATED        1996
                                    -------------  -------------  ------------
                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues:
  License fees.....................  $      229.7   $      250.0  $      226.7
  Client services and other........          94.6          124.1         114.1
                                     ------------   ------------  ------------
    Total revenues.................         324.3          374.1         340.8
                                     ------------   ------------  ------------
Costs and expenses:
  Cost of license fees.............          60.7           64.9          66.9
  Cost of client services and
   other...........................          57.2           76.8          89.0
  Sales and marketing..............          90.8           87.6         103.8
  Research and development.........          35.1           40.2          54.4
  General and administrative.......          64.1           63.5          85.5
                                     ------------   ------------  ------------
    Total costs and expenses.......         307.9          333.0         399.6
                                     ------------   ------------  ------------
Operating income (loss)............          16.4           41.1         (58.8)
                                     ------------   ------------  ------------
Gain on sale of available-for-sale
 securities........................           --             --           13.1
Non-operating income (expense),
 net...............................          (1.0)          (0.2)         (5.7)
                                     ------------   ------------  ------------
Income (loss) before income taxes
 and minority interest.............          15.4           40.9         (51.4)
Provision (benefit) for income
 taxes.............................           5.6           14.2         (18.6)
                                     ------------   ------------  ------------
Income (loss) before minority
 interest..........................           9.8           26.7         (32.8)
Minority interest..................           0.2           (0.1)          --
                                     ------------   ------------  ------------
Net income (loss)..................  $       10.0   $       26.6  $      (32.8)
                                     ============   ============  ============
Earnings (loss) per share..........  $       0.25   $       0.63  $      (0.76)
                                     ============   ============  ============
Weighted average common and
 equivalent shares outstanding.....          40.5           42.2          43.0
                                     ============   ============  ============



          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED OCTOBER 31,
                                                      ------------------------
                                                        1994     1995
                                                      RESTATED RESTATED  1996
                                                      -------- -------- ------
                                                           (IN MILLIONS)
Cash Flows From Operating Activities:
  Net income (loss)..................................  $ 10.0   $ 26.6  $(32.8)
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
    Depreciation and amortization of property and
     equipment.......................................     8.4      7.9     9.2
    Amortization of other assets.....................    11.0     17.3    23.0
    Provision for doubtful accounts..................     8.0      3.3     9.3
    Gain on sale of available-for-sale securities....     --       --    (13.1)
    Deferred income taxes............................     4.1     (2.6)  (14.2)
    Deferred revenue.................................    28.2      7.3    (2.5)
    Minority interest................................    (0.2)     0.1     --
    Changes in operating assets and liabilities, net
     of acquisitions:
      Accounts receivable............................   (23.4)   (32.3)   12.6
      Prepaid expenses and other current assets......    (0.2)    (0.3)   (2.1)
      Miscellaneous assets...........................     --      (3.3)    2.4
      Accrued commissions and royalties..............    (5.7)     0.3    (6.8)
      Accounts payable and other accrued liabilities.    16.8      1.0     8.0
      Accrued compensation and related benefits......     5.6      1.8     --
      Income taxes...................................    (4.2)    12.2   (14.2)
                                                       ------   ------  ------
        Net cash provided by (used in) operating
         activities..................................    58.4     39.3   (21.2)
                                                       ------   ------  ------
Cash Flows From Investing Activities:
  Purchases of property and equipment................   (14.7)    (5.3)  (11.4)
  Software costs.....................................   (31.2)   (25.1)  (43.8)
  Purchase of available-for-sale securities..........     --      (5.4)    --
  Investments and acquisitions, net of cash acquired.    (1.2)    (6.1)   (4.5)
  Proceeds from sale of available-for-sale
   securities........................................     --       --     23.2
  Proceeds from sales of assets......................     1.9      1.7     --
  Other..............................................    (0.4)     0.3    (0.1)
                                                       ------   ------  ------
        Net cash flows used in investing activities..   (45.6)   (39.9)  (36.6)
                                                       ------   ------  ------
Cash Flows From Financing Activities:
  Principal payments under financing obligations.....    (3.8)    (3.5)   (5.7)
  Amount borrowed under line of credit, net..........     --       --     46.4
  Proceeds from exercise of stock options............     0.5      4.1     2.1
  Dividends paid.....................................    (3.2)    (3.2)   (4.2)
                                                       ------   ------  ------
        Net cash provided by (used in) financing
         activities..................................    (6.5)    (2.6)   38.6
                                                       ------   ------  ------
Effect of exchange rate changes on cash..............    (3.7)     0.1     0.2
                                                       ------   ------  ------
Net increase (decrease) in cash and equivalents......     2.6     (3.1)  (19.0)
Cash and equivalents:
  Beginning of year..................................    57.6     60.2    57.1
                                                       ------   ------  ------
  End of year........................................  $ 60.2   $ 57.1  $ 38.1
                                                       ======   ======  ======

          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                            UNREALIZED
                                                             GAIN ON                 TREASURY      TOTAL
                          COMMON STOCK  CAPITAL IN          AVAILABLE- CUMULATIVE      STOCK       STOCK-
                          ------------- EXCESS OF  RETAINED  FOR-SALE  TRANSLATION -------------  HOLDERS'
                          SHARES AMOUNT PAR VALUE  EARNINGS SECURITIES ADJUSTMENT  SHARES AMOUNT   EQUITY
                          ------ ------ ---------- -------- ---------- ----------- ------ ------  --------
                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
Balance October 31,
 1993...................   27.3   $0.1    $19.9     $85.0      $--        $(1.3)    (0.4) $(2.5)   $101.2
                           ----   ----    -----     -----      ----       -----     ----  -----    ------
Shares issued upon
 exercise of employee
 stock options..........    0.1             0.5                                                       0.5
Tax benefit of stock
 options exercised......                    0.3                                                       0.3
Foreign currency
 translation adjustment.                                                    0.5                       0.5
Dividends paid--$0.08
 per share..............                             (3.2)                                           (3.2)
Net income..............                             10.0                                            10.0
                           ----   ----    -----     -----      ----       -----     ----  -----    ------
Balance October 31,
 1994, Restated.........   27.4    0.1     20.7      91.8       --         (0.8)    (0.4)  (2.5)    109.3
                           ----   ----    -----     -----      ----       -----     ----  -----    ------
Shares issued upon
 exercise of employee
 stock options..........    0.5             4.1                                                       4.1
Tax benefit of stock
 options exercised......                    2.8                                                       2.8
Foreign currency
 translation adjustment.                                                    --                        --
Dividends paid--$0.08
 per share..............                             (3.2)                                           (3.2)
Shares issued in
 business combinations..    0.2            (1.5)      0.3                            0.4    2.5       1.3
Unrealized gain on
 available-for-sale
 securities.............                                        2.5                                   2.5
Net income..............                             26.6                                            26.6
Shares issued in three-
 for-two split..........   14.0
                           ----   ----    -----     -----      ----       -----     ----  -----    ------
Balance October 31,
 1995, Restated.........   42.1    0.1     26.1     115.5       2.5        (0.8)      --     --     143.4
                           ----   ----    -----     -----      ----       -----     ----  -----    ------
Shares issued upon
 exercise of employee
 stock options..........    0.3             2.1                                                       2.1
Tax benefit of stock
 options exercised......                    1.2                                                       1.2
Foreign currency
 translation adjustment.                                                   (0.4)                     (0.4)
Dividends paid--$0.10
 per share..............                             (4.2)                                           (4.2)
Shares issued in
 business combinations..    0.2             3.4                                                       3.4
Sale of available-for-
 sale securities........                                       (2.5)                                 (2.5)
Net loss................                            (32.8)                                          (32.8)
                           ----   ----    -----     -----      ----       -----     ----  -----    ------
Balance October 31,
 1996...................   42.6   $0.1    $32.8     $78.5      $ --       ($1.2)      --  $  --    $110.2
                           ====   ====    =====     =====      ====       =====     ====  =====    ======

          See accompanying Notes to Consolidated Financial Statements.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

 Nature of operations

  System Software Associates, Inc. (the "Company" or "SSA") is a leading provider of cost-effective business information systems to the industrial sector worldwide. SSA's integrated product line BPCS (Business Planning and Control System) provides business process reengineering and integration of all operations, including configurable manufacturing processes, supply chain management, and global finance solutions. SSA's object-oriented interoperable tool set AS/SET (Application System/Solution Engineering Technology) allows the production of platform independent client/server applications. The Company supports its clients primarily through a worldwide network of branch offices. The Company markets, sells, and services its products to intermediate size and large companies through its own sales organization and a network of approximately 90 independent software companies (the "Affiliates").

 Principles of consolidation

  The consolidated financial statements include the accounts of System Software Associates, Inc. and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Foreign currency translation

  The functional currencies for substantially all of the Company's foreign subsidiaries are their local currencies. The foreign subsidiaries' balance sheets are translated at the year end rates of exchange and their results of operations at weighted average rates of exchange for the year. Translation adjustments resulting from this process are recorded directly in stockholders' equity and will be included in the determination of net income (loss) only upon sale or liquidation of the subsidiaries, which is not contemplated at this time. Foreign exchange transaction losses aggregating $0.8 million, $0.7 million, and $0.4 million are included in general and administrative expenses for 1994, 1995, and 1996, respectively.

 Revenue recognition

  The license fees generated and related commissions earned by the independent Affiliates are included in license fees and cost of license fees, respectively. Software license fees are recognized upon client acceptance and delivery of the software product to the end user. Revenues and commissions from software maintenance and HelpLine agreements are deferred and recognized ratably over the term of the contract. Client services revenues are recorded when such services are provided. Concentrations of credit risk with respect to accounts receivable are limited due to a large customer base and its geographic dispersion.

  The principal components of cost of license fees are commissions paid to independent Affiliates, hardware costs, amortization of capitalized software costs, and royalties paid to third parties. The principal components of cost of client services and other are salaries paid to the Company's client services personnel and amounts paid to independent client services professionals. Accrued Affiliate and salesman commissions are not paid until the related accounts receivable balances have been collected.

 Property and equipment

  Property and equipment are stated at cost. Depreciation is computed using various methods over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the life of the assets or related leases. Gains or losses resulting from sales or retirements are recorded as

                       SYSTEM SOFTWARE ASSOCIATES, INC.

incurred, at which time related costs and accumulated depreciation are removed from the accounts. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization of property and equipment was $8.4 million, $7.9 million, and $9.2 million in 1994, 1995, and 1996, respectively.

 Software costs

  Purchased software is capitalized and stated at cost. The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86. Amortization of capitalized costs is computed on a straight line basis using an estimated useful life of five years or in proportion to current and anticipated revenues, whichever provides the greater amortization. Capitalized software costs are summarized as follows:

                                                                  OCTOBER 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
      Purchased software........................................ $  8.7  $  9.5
      Internally developed software.............................   91.4   134.4
                                                                 ------  ------
                                                                  100.1   143.9
      Less--Accumulated amortization............................  (41.1)  (61.1)
                                                                 ------  ------
        Net capitalized software costs.......................... $ 59.0  $ 82.8
                                                                 ======  ======

  Amortization of capitalized software costs charged to cost of license fees aggregated $9.2 million, $14.9 million, and $20.0 million during 1994, 1995, and 1996, respectively.

 Research and development

  Research and development expenses, principally the design and development of software products (exclusive of costs capitalized under SFAS No. 86), are expensed as incurred.

 Cost in excess of net assets of acquired businesses

  The excess of cost over the fair value of the net identifiable assets of acquired businesses is amortized on a straight-line basis, typically over a seven-year period. Amortization expense was $1.8 million, $2.2 million, and $2.7 million in 1994, 1995, and 1996, respectively.

 Fair value of financial instruments

  The fair value of cash and equivalents, receivables, accounts and income taxes payable, and accrued expenses approximates their carrying values. The fair value of forward contracts was not significant at October 31, 1995 and 1996. It was not practical to determine the fair value of short-term borrowings and Senior Notes at October 31, 1996 as the Company was not in compliance with certain covenants at that date, or the fair value of investments in associated companies at October 31, 1996 as there are no quoted market prices for these investments.

 Earnings per share

  Earnings per share for 1994 and 1995 have been computed using the weighted average number of common shares and common share equivalents outstanding during the periods. Weighted average shares outstanding have been adjusted to reflect as outstanding, for such periods, all shares issuable under stock

                       SYSTEM SOFTWARE ASSOCIATES, INC.

options using the treasury stock method and the November 28, 1995 three-for-two stock split. The loss per share for 1996 has been computed using only the weighted average number of shares outstanding.

 Use of estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 Statements of cash flows

  For purposes of reporting cash flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. Interest income earned on cash equivalents aggregated $1.8 million, $2.0 million, and $1.1 million during 1994, 1995, and 1996, respectively. Supplemental information is as follows:

                                                                   YEAR ENDED
                                                                  OCTOBER 31,
                                                                 --------------
                                                                 1994 1995 1996
                                                                 ---- ---- ----
                                                                 (IN MILLIONS)
   Non-cash investing and financing activities:
     Leases capitalized......................................... $1.9   -- $0.6
     Liabilities assumed in connection with investments and
      acquisitions.............................................. $1.9 $8.7 $1.2
     Shares issued in business combinations.....................   -- $1.3 $3.4
   Cash paid during the year for:
     Interest................................................... $3.1 $2.2 $4.0
     Income taxes............................................... $3.4 $5.0 $9.5


NOTE 2--RESTATEMENT OF PRIOR YEARS' RESULTS OF OPERATIONS:

  The Company has restated its consolidated financial statements for the years ended October 31, 1994 and 1995 for revenues from software contracts entered into during those periods.

  In the third quarter of 1994, the Company entered into a software license contract for $10.1 million. Due to problems identified during the implementation of certain of the software products, a dispute arose. This dispute was settled in fiscal 1996. The investigation surrounding the dispute identified that certain uncertainties existed as of October 31, 1994 which made the collectibility of the revenue uncertain at that date. Accordingly, the fiscal 1994 consolidated financial statements have been restated to reverse the revenue and certain of the costs associated with the contract. The impact of these adjustments on the Company's consolidated financial results as originally reported is summarized below:

                                           YEAR ENDED OCTOBER 31, 1994
                                       ---------------------------------------
                                          AS ORIGINALLY
                                             REPORTED         AS RESTATED
                                       -------------------- ------------------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
      Total Revenue...................    $            334.4 $            324.3
      Income Before Income Taxes and
       Minority Interest..............    $             23.8 $             15.4
      Net Income......................    $             15.4 $             10.0
      Earnings Per Share..............    $             0.38 $             0.25
      Stockholders' Equity............    $            114.7 $            109.3

                       SYSTEM SOFTWARE ASSOCIATES, INC.

  The fiscal 1995 restatement reflects the reversal of revenues for three contracts entered into during that year. During the third quarter of 1995, the Company recognized $5.0 million in revenues from the final two installment payments of a four installment payment contract. Subsequently, it was determined that such revenue was recorded prior to the completion of contractual terms which would allow for the revenue to be recognized. During the third and fourth quarters of fiscal 1995, the Company entered into reseller agreements of $10.0 and $5.0 million, respectively. Subsequently, the Company determined that the payment terms for the contracts were not fixed. Accordingly, the fiscal 1995 consolidated financial statements have been restated to reverse the revenue and certain of the costs associated with the contracts. The impact of these adjustments on the Company's consolidated financial results as originally reported is summarized below:

                                                     YEAR ENDED
                                                  OCTOBER 31, 1995
                                        --------------------------------------
                                           AS ORIGINALLY
                                             REPORTED          AS RESTATED
                                        ------------------- ------------------
                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
      Total Revenue....................   $            394.4 $            374.1
      Income Before Income Taxes and
       Minority Interest...............   $             52.4 $             40.9
      Net Income.......................   $             34.1 $             26.6
      Earnings Per Share...............   $             0.81 $             0.63
      Stockholders' Equity.............   $            156.3 $            143.4

NOTE 3--BUSINESS COMBINATIONS:

  During the past three years the Company has expanded its global coverage and strengthened its product offerings through various acquisitions.

  The following table summarizes all acquisitions which were accounted for under the purchase method and, accordingly, resulted in allocations of the purchase prices to the net assets acquired based upon their estimated fair values as of the acquisition dates. The accompanying consolidated statements of operations reflect the results of operations of the acquired companies since the acquisition dates. Proforma results of operations are not presented as the acquisitions were not significant. These transactions typically involved the Company acquiring a majority interest or additional interest in an existing independent Affiliate.

                                                 YEAR ENDED OCTOBER 31,
                         ----------------------------------------------------------------------
     (IN MILLIONS)                 1994                     1995                   1996
------------------------ ------------------------ ------------------------ --------------------
                         SSA DAT GmbH (49%) (a)   SSA Ontario Corporation  NofTek NW, Inc.
                         Ocean Information Sys-   SSA Services Pty., Ltd.  (SSA Northwest) (c)
                         tems                     (b)                      Castillo Informatica
                         Sdn Bhd (SSA Malaysia)   BPCS Division of Exigent (SSA Iberica) (c)
                         SSA Italia (20%) (a)     Computer Group           Vector Systems Anal-
                                                  Certain assets of        ysis SSA North Cen-
                                                  Transtech,               tral (c)
                                                  Inc.
Aggregate
consideration...........           $2.7                     $6.5                   $8.0
Goodwill................           $2.3                     $6.3                   $7.2

--------
(a) Acquired the remaining 49% of SSA Germany and a 20% interest in SSA Italia in 1994.
(b) Acquired the remaining 15% interest in SSA Services Pty., Ltd. (SSA Australia and New Zealand) in 1995.
(c) Acquired the remaining interests of 90% in SSA Northwest, 27% in SSA Iberica and 81% in SSA North Central in 1996.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

  During 1995, the Company issued 586,000 shares of common stock, with an aggregate fair value of $21.9 million, for all outstanding common stock of three companies: Softwright Systems Limited, a leading provider of business object technology and systems in Europe specializing in object technology, multimedia, and other leading edge applications, and two of the Company's independent affiliates, SSA Northeast and Priority Systems, Inc. The combinations were accounted for as poolings of interest. The results of operations were included in the Company's consolidated financial statements from the dates of combinations, as the operations for all periods prior to the combinations were not material in relation to the Company's consolidated financial statements.

NOTE 4--INVESTMENTS IN ASSOCIATED COMPANIES:

  In July 1995, the Company entered into a strategic alliance relationship with Harbinger Corporation pursuant to which the Company sold its EDI software assets (net book value of $2.3 million) to Harbinger and was granted a license by Harbinger to market and sell AS/400, UNIX, and PC-based EDI software products (there was no gain or loss recognized on the sale). Minimum royalties amounting to $1.4 million and $5.8 million were accrued in 1995 and paid by the Company to Harbinger during 1996. The Company received as consideration 550,000 shares of Harbinger Common Stock and 4,000,000 shares of Harbinger Zero Coupon Preferred Stock. The Zero Coupon Preferred Stock vests at the rate of up to 1,000,000 shares per year beginning in 1997 based upon achieving certain performance targets, and must be redeemed by Harbinger upon vesting for $1.00 per share in cash or, at the option of the Company, an equivalent amount of Harbinger Common Stock. In August 1995, the Company purchased an additional 450,000 shares of Harbinger Common Stock. At October 31, 1995, the investment in Harbinger Corporation Common Stock was classified as available-for-sale and reported at its fair value of $14 million. The adjustment to fair value in 1995 generated a $2.5 million unrealized gain, net of $1.4 million deferred tax and was excluded from earnings and reported in a separate component of shareholders' equity. During 1996 the Company sold all of its shares of Harbinger Common Stock. The proceeds from the sales were $23.2 million, which resulted in a gain of $8.4 million, net of $4.7 million in taxes.

  The Company also owns minority interests in several of its affiliates and accounts for these investments under the cost method if the Company owns less than 20% and the equity method if ownership is more than 20% of each associated company. The Company does not exercise control over the operations of these companies.

NOTE 5--FINANCIAL INSTRUMENTS:

  The Company uses forward exchange contracts for the primary purpose of reducing its exposure to fluctuations in foreign currency exchange rates. The instruments are employed to manage transactional exposure. While these financial instruments are subject to the risk that market rates may change subsequent to the acquisition of the financial instrument, such changes would generally be offset by opposite effects on the items being managed. The Company's financial instruments typically mature within three months of origination and are transacted at rates which reflect the market rate at the date of the contract.

  As of October 31, 1996, the Company had forward contracts for the purchase and sale of European and other currencies, with purchases totaling $3.2 million and sales totaling $26.8 million. These contracts matured on or before November 5, 1996.

NOTE 6--LINE OF CREDIT:

  At October 31, 1995 the Company had a $50 million, multi-bank line of credit which was to mature in June, 1997. At the option of the Company, borrowings under the agreement bore interest at the Prime Rate or LIBOR plus a margin. The margin on LIBOR ranged from 3/4% to 3%, and was based on the

                       SYSTEM SOFTWARE ASSOCIATES, INC.

cumulative amount borrowed and the leverage ratio of the Company at the time of the borrowings. Certain of the Company's majority-owned subsidiaries were eligible to borrow under the agreement, either in U.S. or local currency. Available borrowings were reduced by outstanding letters of credit, and 10% of the face amount of outstanding foreign currency hedge contracts once the Company's total foreign currency hedges exceed $50 million. The Company was required to pay a commitment fee equal to 1/8% of the unused portion of the commitment. The agreement contained covenants that were essentially the same as those of the senior notes described in Note 7, and also included a covenant based on the Company's quick ratio.

  As a result of operating losses during 1996, the Company was unable to maintain compliance with certain of the financial covenants within the agreement and technical defaults occurred. The Company obtained waivers of the defaults through February 1, 1997, and in January 1997 amended certain terms and conditions of the agreement whereby all defaults were waived and the maturity date on the line of credit was extended to November 1, 1997. Other significant provisions of the amendment include the following: Additional borrowings and new letters of credit are precluded and the line of credit is to be collateralized with substantially all of the Company's domestic assets and a portion of the stock of certain of the Company's foreign subsidiaries. Upon delivery of the collateral, the interest rate on outstanding borrowings changes from the current default rate of prime +2% to prime +1% (increasing to Prime +3% upon a subsequent default), and letter of credit fees will be 2% per annum (3% upon a subsequent default). The existing financial covenants have been replaced with covenants that require the Company to maintain and report a weekly minimum cash balance, maintain a minimum net worth and limit its quarterly capital expenditures. Additionally, the Company has agreed to issue warrants at fair market value at the time of issuance to the banks to purchase an aggregate of 500,000 shares of the Company's common stock. The warrants will be freely transferable and can be exercised at any time within five years of the issue date. The Company is required to make a mandatory prepayment pro-rata to the banks and Senior Noteholders of 100% of the proceeds of any debt or equity offering up to the amount of unpaid indebtedness outstanding to the banks and the Noteholders.

  At October 31, 1996, borrowings under the line of credit of $46.4 million were classified as long-term. Outstanding letters of credit issued against the line of credit at October 31, 1996 were $1.2 million. The weighted average interest rate on outstanding borrowings during 1996 was 7.78%. There were no borrowings under the line of credit during 1995 and 1994, except for $10 million borrowed and repaid in October 1994.

NOTE 7--LONG-TERM OBLIGATIONS:

  Long-term obligations consist of the followings:

                                                                    YEAR ENDED
                                                                    OCTOBER 31,
                                                                    -----------
                                                                    1995  1996
                                                                    ----- -----
                                                                        (IN
                                                                     MILLIONS)
      Multi-bank line of credit (see Note 6)....................... $ --  $46.4
      Senior Notes payable.........................................  30.0  26.0
      Notes payable and other obligations..........................   9.8   1.2
      Obligations under capital leases.............................   1.7   3.6
                                                                    ----- -----
                                                                     41.5  77.2
      Less--Current maturities.....................................   7.6   2.1
                                                                    ----- -----
                                                                    $33.9 $75.1
                                                                    ===== =====

                       SYSTEM SOFTWARE ASSOCIATES, INC.

  At October 31, 1996, Senior Notes payable consisted of $4 million senior notes and $22 million senior notes originally due September 15, 1997 and September 15, 1998, respectively, with the original interest rates of 6.23% and 6.69%, respectively. The notes contained covenants including minimum net worth, fixed charge coverage and leverage ratios.

  As a result of operating losses during 1996, the Company was unable to maintain compliance with the fixed charge financial covenant of the notes and technical defaults occurred. The Company obtained waivers of the defaults through February 1, 1997, and in January 1997 amended certain terms and conditions of the Senior Notes whereby all defaults were waived and the maturity dates were changed to November 1, 1997. Under an intercreditor arrangement with the Company's banks and as described in Note 6, the notes have been collateralized with certain of the Company's assets and mandatory prepayments are required from the proceeds of any debt or equity offering. Interest due on the notes was changed from semi-annual to monthly payment dates. Upon delivery of collateral, the interest rates on each of the notes changes from the current default rates of 8.23% and 8.69%, respectively, to prime +1% (increasing to prime +3% upon a subsequent default). The existing financial covenants have been amended to be the same as the new covenants contained in the Company's line of credit described in Note 6. Additionally, the Senior Noteholders will be issued warrants to purchase 275,000 shares of the Company's common stock under the same terms as the warrants issued to the banks as described in Note 6. At October 31, 1996, the Senior Notes of $26 million were classified as long-term.

  At October 31, 1996, notes payable and other obligations consist of commitments made in connection with investments and acquisitions which mature as follows: $0.6 million in 1997, and $0.6 million in 1998.

  Capital lease obligations represent the present value of future payments under leases for transportation and data processing equipment. The recorded cost of these assets aggregated $5.6 million and $5.6 million at October 31, 1995 and 1996, respectively; accumulated amortization thereon aggregated $3.3 million and $3.4 million, respectively. Amortization of assets under capital leases is included in depreciation and amortization expense.

  The following is a schedule of future minimum lease payments under capital lease obligations, together with the present value of minimum lease payments at October 31, 1996:

      YEAR ENDED OCTOBER 31, (IN MILLIONS)                                AMOUNT
      ------------------------------------                                ------
      1997...............................................................  $1.8
      1998...............................................................   1.6
      1999...............................................................   0.6
      2000...............................................................   0.1
                                                                           ----
      Total minimum lease payments.......................................   4.1
      Less--Amount representing interest.................................   0.5
                                                                           ----
      Present value of minimum lease payments............................   3.6
      Less--Current maturities...........................................   1.5
                                                                           ----
                                                                           $2.1
                                                                           ====

  Interest expense was $2.8 million, $2.2 million, and $4.7 million during 1994, 1995, and 1996, respectively.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

NOTE 8--INCOME TAXES:

  Deferred income taxes arise from temporary differences between the income tax basis of assets and liabilities and their reported amounts in the consolidated financial statements.

  Pretax income (loss) from continuing operations was taxed in the following jurisdictions:

                                                         YEAR ENDED OCTOBER 31,
                                                         ----------------------
                                                          1994   1995    1996
                                                         ----------------------
                                                             (IN MILLIONS)
      Domestic.......................................... $  7.7 $ 31.4 $  (57.6)
      Foreign...........................................    7.7    9.5      6.2
                                                         ------ ------ --------
                                                         $ 15.4 $ 40.9 $ (51.4)
                                                         ====== ====== ========

  The provision for income taxes consists of the following:

                                                           YEAR ENDED OCTOBER
                                                                  31,
                                                           --------------------
                                                           1994   1995    1996
                                                           -----  -----  ------
                                                             (IN MILLIONS)
      Current:
        Federal........................................... $(4.9) $ 8.9  $ (8.3)
        State.............................................   0.1    0.7    (2.8)
        Foreign...........................................   6.3    7.2     5.3
                                                           -----  -----  ------
                                                             1.5   16.8    (5.8)
                                                           -----  -----  ------
      Deferred:
        Federal...........................................   4.7   (2.8)  (11.5)
        State.............................................   0.4   (0.1)   (0.8)
        Foreign...........................................  (1.0)   0.3    (0.5)
                                                           -----  -----  ------
                                                             4.1   (2.6)  (12.8)
                                                           -----  -----  ------
                                                           $ 5.6  $14.2  $(18.6)
                                                           =====  =====  ======

  In addition to taxes incurred on foreign operations, the Company is subject to and includes foreign taxes on net remittances from foreign Affiliates as a component in its provision for foreign income taxes. No domestic provision has been recorded for unremitted earnings of foreign subsidiaries as it is anticipated that any U.S. income taxes on distributions of earnings not permanently reinvested will be offset by foreign tax credits.

  A reconciliation of taxes based on the federal statutory rate and the Company's actual provision is as follows:

                                                          YEAR ENDED OCTOBER
                                                                 31,
                                                          --------------------
                                                          1994   1995    1996
                                                          -----  -----  ------
                                                            (IN MILLIONS)
      Income tax at the federal statutory rate........... $ 4.5  $14.3  $(18.0)
      State income taxes, net of federal benefit.........   0.1    0.6    (1.3)
      Foreign Sales Corporation, net.....................  (0.4)  (0.1)    --
      Foreign operating losses...........................   1.7    0.6    (0.3)
      Research and development tax credit................  (2.1)  (1.3)   (1.2)
      Meals and entertainment............................   0.1    0.4     1.1
      Other, net.........................................   1.7   (0.3)    1.1
                                                          -----  -----  ------
                                                          $ 5.6  $14.2  $(18.6)
                                                          =====  =====  ======

                       SYSTEM SOFTWARE ASSOCIATES, INC.

  The net deferred tax balance is comprised of (asset) liability:

                                                                  YEAR ENDED
                                                                 OCTOBER 31,
                                                                 -------------
                                                                 1995    1996
                                                                 -----  ------
                                                                     (IN
                                                                  MILLIONS)
   Revenues (net of commissions) recognized for tax purposes in advance of financial reporting.............................  $(3.2) $ (3.3)
   Capitalization of software costs for financial reporting
    purposes...................................................   15.6    24.7
   Provision for doubtful accounts.............................   (3.7)   (5.0)
   Rent expense for financial reporting purposes...............   (1.6)   (1.4)
   Expense recognized for financial reporting purposes in
    advance of tax.............................................   (1.2)   (3.0)
   Deferred gain...............................................   (1.7)   (1.6)
   Unrealized equity gain......................................    1.4     --
   Domestic credit carryforwards...............................   (1.4)   (1.4)
   Foreign carryforwards.......................................   (4.0)   (3.6)
   Foreign tax credit carryforwards............................    --    (11.0)
   Research and development credit carryforwards...............    --     (2.6)
   Domestic net operating loss carryforwards...................    --    (11.7)
   Valuation allowance.........................................    3.2     8.3
   Other, net..................................................   (0.5)    0.3
                                                                 -----  ------
                                                                 $ 2.9  $(11.3)
                                                                 =====  ======

  At October 31, 1996, the Company has approximately $6.0 million of foreign net operating loss carryforwards, $31.1 million of domestic net operating loss carryforwards, and $15.0 million of tax credit carryforwards. At October 31, 1995 and October 31, 1996, the Company recorded valuation allowances related to these items of $3.2 million and $8.3 million, respectively. The Company recognizes certain deferred tax assets based upon Management's assessment that these assets will "more likely than not" be recognized in the future in accordance with SFAS 109, "Accounting for Income Taxes". This assessment is based primarily on estimates of future operating results.

  Of the $6.0 million of foreign net operating loss carryforwards, $3.0 million expire in varying amounts through the fiscal year ending October 31, 2003 and $3.0 million may be carried forward indefinitely. The $31.1 million in domestic net operating loss carryforwards expire on October 31, 2011. The $15.0 million of tax credit carryforwards expire in varying amounts through the fiscal year ending October 31, 2011.

  During 1994, 1995, and 1996 certain employees disposed of shares acquired through the exercise of stock options that allowed the Company to record additional compensation expense for tax purposes measured as the difference between the fair value of the stock and the option price at the date of exercise. The aggregate tax benefit to the Company of $0.3 million, $2.8 million, and $1.2 million, respectively, has been credited to capital in excess of par value.

NOTE 9--STOCKHOLDERS' EQUITY:

  The Company has certain stock option plans and a long-term incentive plan under which options to purchase shares of the Company's common stock, stock appreciation rights, restricted stock, and cash awards may be granted to key employees and non-employees of the Company and its Affiliates. The plans provide that an aggregate of 6,356,250 common shares be available for grant, subject to adjustments for

                       SYSTEM SOFTWARE ASSOCIATES, INC.

stock splits, stock dividends, mergers, or other changes in capitalization. Options become exercisable in varying periods (typically 5 years) and are priced by the Board of Directors, but may not be less than 50% of the fair market value of the shares at the date of grant. All options granted during 1994, 1995, and 1996 were granted at fair market value.

  The following is a summary of stock option activity:

                             AVAILABLE                             OPTION PRICE
                             FOR GRANT   UNEXERCISED  EXERCISABLE    PER SHARE
                             ----------  -----------  ----------- ---------------
Balance, October 31, 1993..   1,199,362   1,258,760     428,688   $ 1.38 -- 24.75
                             ----------  ----------    --------   ---------------
Granted....................    (571,500)    571,500                11.75 -- 16.75
Becoming exercisable.......                             280,293     4.64 -- 24.75
Cancelled..................      54,900     (54,900)                6.00 -- 15.13
Exercised..................                 (97,900)    (97,900)    2.89 -- 12.38
                             ----------  ----------    --------   ---------------
Balance, October 31, 1994..     682,762   1,677,460     611,081     1.38 -- 24.75
                             ----------  ----------    --------   ---------------
Granted....................    (498,000)    498,000                12.25 -- 27.13
Becoming exercisable.......                             338,367     6.00 -- 24.75
Cancelled..................     154,467    (154,467)                6.00 -- 19.67
Exercised..................                (497,946)   (497,946)    1.56 -- 19.50
Reflect three-for-two stock
 split.....................   169,615       761,524     225,751
                             ----------  ----------    --------   ---------------
Balance, October 31, 1995..     508,844   2,284,571     677,253     0.92 -- 18.09
                             ----------  ----------    --------   ---------------
Granted....................  (1,468,001)  1,468,001                 9.81 -- 24.08
Becoming exercisable.......                             393,822     4.00 -- 18.08
Cancelled..................   1,384,237  (1,384,237)   (191,211)    4.00 -- 24.08
Exercised..................                (275,906)   (275,906)    1.93 -- 13.89
                             ----------  ----------    --------   ---------------
Balance, October 31, 1996..     425,080   2,092,429     603,958   $ 0.92 -- 13.89
                             ==========  ==========    ========   ===============

  During 1988, the Board of Directors approved a stockholder rights plan designed to deter coercive takeover tactics and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's stockholders. At that time, the Company declared a distribution of one right for each share of common stock outstanding (effected as a stock dividend) to stockholders of record as of May 5, 1988, and generally to shares issuable under the Company's stock option plans. Each right entitles the registered holder to purchase from the Company one share of common stock at a purchase price of $47. Each right is exercisable ten days after the acquisition of 20% or more of the Company's voting stock, or the commencement of a tender or exchange offer under which the offeror would own 30% or more of the Company's stock.

  In the event of a proposed takeover satisfying certain additional conditions, the rights could be exercised by all holders other than the takeover bidder at an exercise price of half of the current market price of the Company's common stock. This would have the effect of significantly diluting the holdings of the takeover bidder. These rights expire on May 3, 1998.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

NOTE 10--FOREIGN INFORMATION:

  Information regarding geographic areas for the years ended October 31, 1994, 1995, and 1996 is as follows:

                               UNITED    EUROPE
                               STATES  MIDDLE EAST OTHER   ELIMINATIONS TOTAL
                               ------  ----------- ------  ------------ ------
                                               (IN MILLIONS)
Year Ended October 31, 1994
  Sales to unaffiliated
   customers.................. $155.5    $119.4    $ 82.6     $(33.2)   $324.3
  Operating income............ $ 14.0    $  1.9    $  0.5               $ 16.4
  Identifiable assets......... $199.1    $101.4    $ 84.0     $(51.4)   $333.1
                               ======    ======    ======     ======    ======
Year Ended October 31, 1995
  Sales to unaffiliated
   customers.................. $173.7    $148.1    $ 92.0     $(39.7)   $374.1
  Operating income............ $ 28.5    $  9.3    $  3.3               $ 41.1
  Identifiable assets......... $225.2    $130.2    $ 87.3     $(49.5)   $393.2
                               ======    ======    ======     ======    ======
Year Ended October 31, 1996
  Sales to unaffiliated
   customers.................. $164.9    $113.8    $ 95.0     $(32.9)   $340.8
  Operating loss.............. $(17.4)   $(26.6)   $(14.8)              $(58.8)
  Identifiable assets......... $234.9    $ 98.6    $107.2     $(56.3)   $384.4
                               ======    ======    ======     ======    ======

  The sales and operating income (loss) amounts reflected above include intercompany royalties.

  United States sales by geographical areas during the years ended October 31, 1994, 1995, and 1996 are as follows:

                                                    FOREIGN
                                       ---------------------------------
                                         EUROPE     ASIA      CANADA
                         UNITED STATES MIDDLE EAST PACIFIC LATIN AMERICA TOTAL
                         ------------- ----------- ------- ------------- ------
                                             (IN MILLIONS)
Year Ended October 31,
 1994...................    $119.1        $16.6     $9.9       $9.9      $155.5
Year Ended October 31,
 1995...................    $147.3        $14.3     $5.4       $6.7      $173.7
Year Ended October 31,
 1996...................    $143.1        $13.0     $4.3       $4.5      $164.9

NOTE 11--COMMITMENTS AND CONTINGENCIES:

  The Company leases its office space and certain equipment under noncancelable operating leases that expire at various dates through 2015. Rent expense under such leases aggregated approximately $9.0 million, $15.7 million, and $24.1 million during 1994, 1995, and 1996, respectively. Minimum annual rental commitments under noncancelable operating leases for periods subsequent to October 31, 1996 are as follows: $23.1 million in 1997, $17.8 million in 1998, $12.5 million in 1999, $9.9 million in 2000, $8.6 million in 2001, and $42.3 million in 2002 and thereafter.

  In January 1997, class action lawsuits were filed in state court in Illinois and in the federal court in Chicago, Illinois against the Company and certain of its officers. The federal actions allege damages to persons who purchased the Company's common stock during the period August 22, 1994 through January 7, 1997 arising from alleged violations of the federal securities laws and associated common laws. The state court action alleges damages to persons who purchased the Company's common stock during the period November 21, 1994 through January 7, 1997 arising from alleged violations of the Illinois securities laws and associated common and statutory law. Although the outcome of these proceedings cannot be determined with certainty, management intends to defend the actions vigorously, and, in consultation with its legal counsel, believes that the allegations are without merit and that the final outcomes should not have a material adverse effect on the Company's operations or financial position.

  The Company is also subject to other legal proceedings and claims which arise in the normal course of business. Although the outcome of these proceedings cannot be determined with certainty, management believes that the final outcomes of these proceedings should not have a material adverse effect on the Company's operations or financial position.

                       SYSTEM SOFTWARE ASSOCIATES, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


  On November 20, 1995, the Company filed an action against Owens-Illinois ("Owens") in Illinois state court seeking damages based on Owens' failure to make payments required under a July 29, 1994 contract (the "Contract") between the parties. On the same day the Company filed suit against Owens, Owens filed a lawsuit in Illinois state court for recision of the Contract and for damages. On April 18, 1996, the Company and Owens jointly announced that they had settled the lawsuits and, as a result, both lawsuits were dismissed. Terms of the settlement were not disclosed.

  In late November, 1995, two class action suits were filed in the federal court in Chicago, Illinois, against the Company and certain of its officers, alleging damages to persons who purchased the Company's common stock during the period August 21, 1995 through November 22, 1995. The plaintiffs subsequently dismissed each of these suits voluntarily, without liability to the Company.

  On February 22, 1991, a class action lawsuit was filed in the federal court in Chicago, Illinois, against the Company, its Chairman and Chief Executive Officer, and its former Chief Financial Officer. On July 2, 1993, after a two week trial, the jury returned a verdict in favor of all defendants on all counts. On August 10, 1994, the 7th Circuit Court in Chicago affirmed the jury verdict.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                        OCTOBER 31,  APRIL 30,
                        ASSETS                             1996        1997
                        ------                          ----------- -----------
                                                             (IN MILLIONS)
                                                                    (UNAUDITED)
Current Assets:
  Cash and equivalents.................................   $ 38.1      $ 20.4
  Accounts receivable, less allowance for doubtful
   accounts of $16.5 and $16.5.........................    163.6       163.6
  Income taxes receivable..............................      4.4         3.3
  Deferred income taxes................................     10.1        12.5
  Prepaid expenses and other current assets............     25.5        34.6
                                                          ------      ------
    Total current assets...............................    241.7       234.4
                                                          ------      ------
Property and Equipment:
  Data processing equipment............................     37.3        39.0
  Furniture and office equipment.......................     18.7        17.5
  Leasehold improvements...............................      9.0         9.6
  Transportation equipment.............................      2.3         1.7
                                                          ------      ------
                                                            67.3        67.8
  Less--Accumulated depreciation and amortization......     39.5        42.3
                                                          ------      ------
    Total property and equipment.......................     27.8        25.5
                                                          ------      ------
Other Assets:
  Software costs, less accumulated amortization of
   $61.1 and $74.3.....................................     82.8        93.2
  Cost in excess of net assets of acquired businesses,
   less accumulated amortization of $8.7 and $10.3.....     22.8        21.3
  Deferred income taxes................................      1.2         1.5
  Investments in associated companies..................      2.2         1.5
  Miscellaneous........................................      5.9         5.0
                                                          ------      ------
    Total other assets.................................    114.9       122.5
                                                          ------      ------
    Total Assets.......................................   $384.4      $382.4
                                                          ======      ======


          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                          OCTOBER 31,            APRIL 30,
LIABILITIES AND STOCKHOLDERS' EQUITY         1996                  1997
------------------------------------  -------------------    ------------------
                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                                   (UNAUDITED)
Current Liabilities:
  Short-term borrowings and current
   maturities of senior notes
   payable..........................    $               --    $             71.8
  Accrued commissions and royalties.                  26.3                  25.7
  Accounts payable and other accrued
   liabilities......................                  62.5                  60.2
  Accrued compensation and related
   benefits.........................                  23.8                  17.9
  Deferred revenue..................                  58.8                  50.3
                                        ------------------    ------------------
    Total current liabilities.......                 171.4                 225.9
                                        ------------------    ------------------
  Long-Term Obligations.............                  75.1                  14.1
                                        ------------------    ------------------
  Deferred Revenue..................                  27.7                  28.7
                                        ------------------    ------------------
Stockholders' Equity:
  Preferred stock, $.01 par value,
   100,000 shares authorized,
   none issued or outstanding.......                    --                    --
  Common stock, $.0033 par value,
   60,000,000 shares authorized,
   42,577,000 and 42,633,000 shares
   issued...........................                   0.1                   0.1
  Capital in excess of par value....                  32.8                  42.8
  Retained earnings.................                  78.5                  73.5
  Cumulative translation adjustment.                  (1.2)                 (2.7)
                                        ------------------    ------------------
    Total stockholders' equity......                 110.2                 113.7
                                        ------------------    ------------------
    Total Liabilities and
     Stockholders' Equity...........                $384.4                $382.4
                                        ==================    ==================


          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             SIX MONTHS ENDED APRIL 30,
                                        --------------------------------------
                                               1996                1997
                                        ------------------  ------------------
                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
                                                     (UNAUDITED)
Revenues:
  License fees......................... $            100.0  $            130.2
  Client services and other............               59.1                60.0
                                        ------------------  ------------------
    Total revenues.....................              159.1               190.2
                                        ------------------  ------------------
Costs and Expenses:
  Cost of license fees.................               25.6                33.0
  Cost of client services and other....               41.4                47.1
  Sales and marketing..................               45.2                43.9
  Research and development.............               23.4                26.9
  General and administrative...........               33.6                40.1
                                        ------------------  ------------------
    Total costs and expenses...........              169.2               191.0
                                        ------------------  ------------------
Operating income (loss)................              (10.1)               (0.8)
Non-operating income (expense), net....               (0.8)               (7.0)
                                        ------------------  ------------------
Income (loss) before income taxes......              (10.9)               (7.8)
Provision (benefit) for income taxes...               (4.0)               (2.8)
                                        ------------------  ------------------
Net income (loss)...................... $             (6.9) $             (5.0)
                                        ==================  ==================
Earnings (loss) per share.............. $            (0.16) $            (0.12)
                                        ==================  ==================
Dividends per share.................... $             0.10  $              --
                                        ==================  ==================
Weighted average common shares
 outstanding...........................               43.1                42.6
                                        ==================  ==================


          See accompanying Notes to Consolidated Financial Statements.

                        SYSTEM SOFTWARE ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            SIX MONTHS ENDED
                                                                APRIL 30,
                                                            ------------------
                                                              1996      1997
                                                            --------  --------
                                                              (IN MILLIONS)
                                                               (UNAUDITED)
Cash Flows From Operating Activities:
  Net income (loss)........................................ $   (6.9) $   (5.0)
  Adjustments to reconcile net income (loss) to
   net cash used in operating activities:
  Depreciation and amortization of property and equipment..      4.1       4.5
  Amortization of other assets.............................     10.7      15.6
  Provision for doubtful accounts..........................     (0.7)       --
  Deferred income taxes....................................     (0.4)     (2.7)
  Deferred revenue.........................................     (2.8)     (5.3)
  Changes in operating assets and liabilities, net of
   acquisitions:
    Accounts receivable....................................      9.3      (4.1)
    Prepaid expenses and other current assets..............     (3.6)     (0.3)
    Miscellaneous assets...................................      1.1       0.9
    Accrued commissions and royalties......................     (7.4)     (0.3)
    Accounts payable and other accrued liabilities.........    (11.6)     (1.8)
    Accrued compensation and related benefits..............     (4.7)     (5.1)
    Income taxes...........................................    (11.7)      1.1
                                                            --------  --------
      Net cash used in operating activities................    (24.6)     (2.5)
                                                            --------  --------
Cash Flows From Investing Activities:
  Purchases of property and equipment......................     (5.3)     (1.5)
  Software costs...........................................    (18.5)    (23.6)
  Investments and acquisitions, net of cash acquired.......     (3.6)       --
                                                            --------  --------
      Net cash flows used in investing activities..........    (27.4)    (25.1)
                                                            --------  --------
Cash Flows From Financing Activities:
  Amount borrowed (repaid) under bank line of credit, net..     20.3      (0.4)
  Principal payments under other financing obligations.....     (1.5)     (1.2)
  Proceeds from exercise of stock options..................      2.0       0.2
  Net proceeds from convertible subordinated promissory
   note....................................................       --      12.0
  Dividends paid...........................................     (4.2)       --
                                                            --------  --------
      Net cash provided by financing activities............     16.6      10.6
                                                            --------  --------
Effect of exchange rate changes on cash....................     (0.1)     (0.7)
                                                            --------  --------
      Net decrease in cash and equivalents.................    (35.5)    (17.7)
Cash and equivalents:
    Beginning of year......................................     57.1      38.1
                                                            --------  --------
    End of period.......................................... $   21.6  $   20.4
                                                            ========  ========


          See accompanying Notes to Consolidated Financial Statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION:

  The consolidated financial statements include the accounts of System Software Associates, Inc. and its majority owned subsidiaries ("SSA" or "the Company"). Except for the consolidated balance sheet at October 31, 1996, the financial information included herein is unaudited. However, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

  These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included elsewhere in this Prospectus.

NOTE 2--LONG-TERM OBLIGATIONS:

  On March 27, 1997, the Company issued a convertible subordinated promissory note to a strategic investor in the amount of $12 million, bearing interest at the prime rate plus 1% and convertible into common stock of the Company at the lesser of $3.33 per share or 80% of the fair market value of the stock at the time of conversion. The loan is due in three years and is not convertible during the first year, except in the event of prepayment. The convertible subordinated promissory note has a beneficial conversion feature because the fair market value of the Company's stock was in excess of its per share conversion price at the issuance date. The value of the beneficial conversion feature of $8.9 million was reflected as an increase in additional paid in capital and other current assets and will be amortized as interest expense over the one year period beginning the date of issuance.

NOTE 3--LEGAL PROCEEDINGS:

  In January 1997, class action lawsuits were filed in state court in Illinois and in the federal court in Chicago, Illinois against the Company and certain of its officers. The federal actions allege damages to persons who purchased the Company's common stock during the period August 22, 1994 through January 7, 1997 arising from alleged violations of the federal securities laws and associated common laws. The state court action alleges damages to persons who purchased the Company's common stock during the period November 21, 1994 through January 7, 1997 arising from alleged violations of the Illinois securities laws and associated common and statutory law. Although the outcome of these proceedings cannot be determined with certainty, management intends to defend the actions vigorously, and, in consultation with its legal counsel, believes that the allegations are without merit and that the final outcomes should not have a material adverse effect on the Company's operations or financial position.

  The Company is also subject to other legal proceedings and claims which arise in the normal course of business. Although the outcome of these proceedings cannot be determined with certainty, management believes that the final outcomes of these proceedings should not have a material adverse effect on the Company's operations or financial position.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SECURITIES DESCRIBED HEREIN BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAK-ING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PRO-SPECTUS CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPEC-TUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
Use of Proceeds...........................................................   19
Price Range of Common Stock and Dividend Policy...........................   19
Capitalization............................................................   20
Selected Financial Data...................................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   22
Business..................................................................   30
Management................................................................   31
Description of Notes......................................................   33
Description of the Private Offering.......................................   45
Description of Common Stock...............................................   49
Certain Federal Income Tax Considerations.................................   50
Underwriting..............................................................   52
Incorporation of Certain Documents by Reference...........................   54
Legal Matters.............................................................   55
Experts...................................................................   55
Index to Financial Statements.............................................  F-1


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $90,000,000

                                 [LOGO OF SSA]

                   % Convertible Subordinated Notes due 2002

                                 -------------

                                   PROSPECTUS

                                 -------------

                               Alex. Brown & Sons
                                 Incorporated

                                 August  , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting discounts and commissions) payable in connection with the issuance and distribution of the Notes pursuant to the Prospectus contained in this Registration Statement.

      SEC filing fee for Registration Statement....................... $ 31,364
      NASD filing fee.................................................   10,850
      Nasdaq listing fee..............................................   10,000*
      Accountants fees and expenses...................................  125,000*
      Blue Sky fees and expenses......................................   10,000*
      Legal fees and expenses.........................................  180,000*
      Printing and engraving..........................................  120,000*
      Miscellaneous expenses..........................................   12,786
                                                                       --------
          Total....................................................... $500,000
                                                                       ========

--------
*Estimated Amount

  All of the expenses listed above will be borne by the Registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The By-laws of the Registrant provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by applicable law.
Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the company unless a court determines otherwise.

  The Certificate of Incorporation of the Registrant, as amended to date, provides that the personal liability of the directors of the Registrant shall be eliminated to the fullest extent permitted by applicable law. The DGCL permits a corporation's certificate of incorporation to provide that no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such provision shall not apply to any liability of a director (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS.

      1   Underwriting Agreement*
      3.1 Certificate of Incorporation (incorporated by reference into the
          Company's Annual Report on Form 10-K for the fiscal year ended
          October 31, 1987)
      3.2 Amendment to Certificate of Incorporation filed June 6, 1997*
      3.3 By-laws of the Company (incorporated by reference into the Company's
          Annual Report on Form 10-K for the fiscal year ended October 31,
          1989)
      3.4 Certificate of Designations for Series A Preferred Stock
      4.1 Form of Indenture between the Company and Harris Trust and Savings
          Bank, as Trustee*
      4.2 Form of Note (included in Exhibit 4.1)
      4.3 Securities Purchase Agreement for the Junior Notes and the Warrants
          between the Company and the Private Investors
      4.4 Form of Junior Note
      4.5 Common Stock Warrant and Preferred Stock Warrant
      4.6 Stockholders Agreement among the Company, the Private Investors and
          Roger E. Covey
      4.7 Registration Rights Agreement between the Company and the Private
          Investors
      5   Opinion of Sachnoff & Weaver, Ltd. regarding the legality of the securities being registered*
     12   Statement re: computation of ratios*
     23.1 Consent of Price Waterhouse LLP
     23.2 Consent of KPMG Peat Marwick LLP
     23.3 Consent of Sachnoff & Weaver, Ltd. (included in Exhibit 5)*
     24   Powers of attorney (included on the signature page of this
          Registration Statement)
     25   Statement of eligibility of trustee
     99.1 Note Purchase Agreement, dated March 27, 1997, for purchase of $12 million Floating Rate Convertible Notes due 2000*
     99.2 Form of Floating Rate Convertible Note due 2000
     99.3 Amended and Restated Secured Credit Agreement, dated as of February
          28, 1997, among the Company, Bank of America National Trust & Savings
          Association and certain financial institutions*
     99.4 Amended and Restated Note Agreement, dated as of February 28, 1997, for the purchase of $26 million Senior Secured Notes due November 1,
          1997 among the Company, Principal Mutual Life Insurance Company and
          Massachusetts Mutual Life Insurance Company*
     99.5 Management Agreement between Bain Capital Partners V, L.P. and the
          Company.
     99.6 Employment Agreement between the Company and Roger E. Covey.

--------

*  Previously filed.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON AUGUST 7, 1997.

                                          System Software Associates, Inc.

                                                 /s/ Joseph J. Skadra
                                          By___________________________________
                                                  Joseph J. Skadra, Vice
                                               Presidentand Chief Financial
                                                         Officer

  THE UNDERSIGNED OFFICERS AND DIRECTORS OF SYSTEM SOFTWARE ASSOCIATES, INC., HEREBY SEVERALLY CONSTITUTE AND APPOINT JOSEPH J. SKADRA AND DOUGLAS R. NEWKIRK, AND EACH OF THEM SINGLY, OUR TRUE AND LAWFUL ATTORNEYS AND AGENTS, WITH FULL POWER TO THEM, AND EACH OF THEM, TO SIGN FOR US AND IN OUR NAMES IN THE CAPACITIES INDICATED BELOW, THE REGISTRATION STATEMENT ON FORM S-3 FILED HEREWITH AND ANY AND ALL PRE-EFFECTIVE AND POST-EFFECTIVE AMENDMENTS TO SAID REGISTRATION STATEMENT, AND GENERALLY TO DO ALL SUCH THINGS IN OUR NAMES AND ON OUR BEHALF IN OUR CAPACITIES AS OFFICERS AND DIRECTORS TO ENABLE SYSTEM SOFTWARE ASSOCIATES, INC. TO COMPLY WITH THE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION, HEREBY RATIFYING AND CONFIRMING OUR SIGNATURES AS THEY MAY BE SIGNED BY OUR SAID ATTORNEYS, OR ANY OF THEM, TO SAID REGISTRATION STATEMENT AND ANY AND ALL AMENDMENTS THERETO.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


       /s/ Roger E. Covey*           Chief Executive Officer and     August 7, 1997
____________________________________   Chairman of the Board of
           Roger E. Covey              Directors (Principal
                                       Executive Officer)

      /s/ Joseph J. Skadra           Chief Financial Officer,        August 7, 1997
____________________________________   Vice President--Finance
          Joseph J. Skadra             and Secretary (Principal
                                       Financial and Accounting
                                       Officer)

   /s/ Andrew J. Filipowski*         Director                        August 7, 1997
____________________________________
       Andrew J. Filipowski

        /s/ John W. Puth*            Director                        August 7, 1997
____________________________________
            John W. Puth

   /s/ William N. Weaver, Jr.*       Director                        August 7, 1997
____________________________________
       William N. Weaver, Jr.

     /s/ Joseph J. Skadra
*By____________________________
   Joseph J. Skadra,Attorney-in-
               fact